                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                          PRAEGITZER INDUSTRIES, INC.
                                       AT
                              $5.50 NET PER SHARE
                                       BY
                            T MERGER SUB (OR), INC.,

                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF
                            TYCO INTERNATIONAL LTD.
---------------------------------------------------------
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
   TIME, ON TUESDAY, NOVEMBER 30, 1999, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

THE OFFER IS BEING MADE FOR ALL OF THE OUTSTANDING SHARES. THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THAT NUMBER OF SHARES WHICH WOULD CONSTITUTE 51% OF THE OUTSTANDING SHARES ON A DILUTED BASIS. THE MAJORITY SHAREHOLDER OF THE COMPANY WHO OWNS 8,119,375 SHARES (CONSTITUTING APPROXIMATELY 53.0% OF THE OUTSTANDING SHARES ON A DILUTED BASIS) HAS AGREED TO TENDER THESE SHARES IN THE OFFER. IF THE MAJORITY SHAREHOLDER IS UNABLE TO TENDER 2,656,500 OF THESE SHARES (THE "PLEDGED SHARES") IN THE OFFER (CONSTITUTING APPROXIMATELY 17.4% OF THE OUTSTANDING SHARES ON A DILUTED BASIS) BECAUSE THE PLEDGED SHARES ARE NOT RELEASED FROM CERTAIN PLEDGE ARRANGEMENTS BEFORE THE CONSUMMATION OF THE OFFER, THE MAJORITY SHAREHOLDER HAS AGREED TO SELL TO THE PURCHASER THE PLEDGED SHARES FOLLOWING CONSUMMATION OF THE OFFER UPON THE RELEASE OF THE PLEDGED SHARES FROM THE PLEDGE ARRANGEMENTS TO WHICH THEY ARE SUBJECT.

THE BOARD OF DIRECTORS OF THE COMPANY HAS DETERMINED THAT THE OFFER AND THE MERGER (AS HEREINAFTER DEFINED) ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS SHAREHOLDERS, HAS APPROVED THE MERGER AGREEMENT (AS HEREINAFTER DEFINED), THE OFFER AND THE MERGER AND RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

                                   IMPORTANT

    ANY SHAREHOLDER DESIRING TO TENDER ALL OR ANY PORTION OF SUCH SHAREHOLDER'S SHARES SHOULD EITHER (1) COMPLETE AND SIGN THE LETTER OF TRANSMITTAL (OR A FACSIMILE THEREOF) IN ACCORDANCE WITH THE INSTRUCTIONS IN THE LETTER OF TRANSMITTAL, MAIL OR DELIVER IT AND ANY OTHER REQUIRED DOCUMENTS TO THE DEPOSITARY INDICATED THEREON AND EITHER DELIVER THE CERTIFICATE(S) FOR SUCH TENDERED SHARES TO THE DEPOSITARY ALONG WITH THE LETTER OF TRANSMITTAL OR TENDER SUCH SHARES PURSUANT TO THE PROCEDURES FOR BOOK-ENTRY TRANSFER SET FORTH IN
SECTION 2 OF THIS OFFER TO PURCHASE, OR (2) REQUEST SUCH SHAREHOLDER'S BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO EFFECT THE TRANSACTION FOR THE SHAREHOLDER. SHAREHOLDERS HAVING SHARES REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE MUST CONTACT SUCH BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE IF THEY DESIRE TO TENDER SUCH SHARES.

    A SHAREHOLDER WHO DESIRES TO TENDER SHARES AND WHOSE CERTIFICATE(S) FOR SHARES ARE NOT IMMEDIATELY AVAILABLE, OR WHO CANNOT COMPLY WITH THE PROCEDURES FOR BOOK-ENTRY TRANSFER ON A TIMELY BASIS, MAY TENDER SUCH SHARES BY FOLLOWING THE PROCEDURES FOR GUARANTEED DELIVERY SET FORTH IN SECTION 2 OF THIS OFFER TO PURCHASE.

    QUESTIONS AND REQUESTS FOR ASSISTANCE MAY BE DIRECTED TO THE INFORMATION AGENT AT ITS ADDRESS AND TELEPHONE NUMBER SET FORTH ON THE BACK COVER OF THIS OFFER TO PURCHASE. REQUESTS FOR ADDITIONAL COPIES OF THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND THE NOTICE OF GUARANTEED DELIVERY MAY BE DIRECTED TO THE INFORMATION AGENT OR TO BROKERS, DEALERS, COMMERCIAL BANKS OR TRUST COMPANIES.

                            ------------------------

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                     [LOGO]

November 1, 1999

                               TABLE OF CONTENTS

                                                                     PAGE
                                                                   --------
Introduction.....................................................      4

The Tender Offer.................................................      6

 1.  Terms of the Offer; Extension of Tender Period; Termination;
     Amendments..................................................      6

 2.  Procedure for Tendering Shares..............................      7

 3.  Withdrawal Rights...........................................     10

 4.  Acceptance for Payment and Payment of Offer Price...........     10

 5.  Certain Federal Income Tax Consequences.....................     11

 6.  Price Range of Shares; Dividends............................     13

 7.  Effects of the Offer on the Market for Shares; Stock
     Quotations; Registration Under the Exchange Act.............     13

 8.  Certain Information Concerning the Company..................     14

 9.  Certain Information Concerning Tyco and Purchaser...........     16

10.  Source and Amount of Funds..................................     19

11.  Contacts with the Company; Background of the Offer..........     19

12.  Purpose of the Offer; Short Form Merger; Plans for the
     Company; Dissenters' Rights; Going Private Transactions.....     23

13.  The Merger Agreement; Shareholder's Agreement...............     25

14.  Dividends and Distributions.................................     36

15.  Certain Conditions of the Offer.............................     36

16.  Certain Legal Matters.......................................     38

17.  Fees and Expenses...........................................     40

18.  Miscellaneous...............................................     40

Annex I        Certain Information Concerning the Directors and Executive
               Officers of Tyco International Ltd.
Annex II       Certain Information Concerning the Directors and Executive
               Officers of Parent
Annex III      Certain Information Concerning the Directors and Executive
               Officers of Purchaser

To The Holders of Common Stock of
PRAEGITZER INDUSTRIES, INC.

                                  INTRODUCTION

    T MERGER SUB (OR), Inc., an Oregon corporation ("Purchaser"), a wholly owned subsidiary of Sigma Circuits, Inc. ("Parent"), a Delaware Corporation and an indirect wholly owned subsidiary of Tyco International Ltd., a Bermuda company ("Tyco"), hereby offers to purchase all outstanding shares (the "Shares") of common stock of Praegitzer Industries, Inc., an Oregon corporation (the "Company"), at $5.50 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). Tyco has fully and unconditionally guaranteed the Offer.

    Tendering shareholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. However, any tendering shareholder or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal may be subject to a required backup federal income tax withholding of 31% of the gross proceeds payable to such shareholder or other payee pursuant to the Offer. See
Section 2. The Purchaser will pay all charges and expenses of Morrow &
Co., Inc., as Information Agent (the "Information Agent"), and ChaseMellon Shareholder Services, L.L.C., as Depositary (the "Depositary"), incurred in connection with the Offer. See Section 17.

    The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer at least that number of shares which would constitute 51% of the outstanding shares on a diluted basis ("the Minimum Condition"). The majority shareholder of the Company who owns 8,119,375 shares (constituting approximately 53.0% of the outstanding shares on a diluted basis) has agreed to tender these shares in the offer. If the majority shareholder is unable to tender 2,656,500 of these shares (the "Pledged Shares") in the offer (constituting approximately 17.4% of the outstanding shares on a diluted basis) because the Pledged Shares are not released from certain pledge arrangements before the consummation of the Offer, the majority shareholder has agreed to sell to the purchaser the Pledged Shares following consummation of the offer upon the release of the Pledged Shares from the pledge arrangements to which they are subject. The Offer is also subject to certain other terms and conditions set forth in Section 15.

    The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 26, 1999 (the "Merger Agreement"), among Parent, Purchaser and the Company, and the related guarantee of Tyco. The Merger Agreement provides, among other things, that upon the terms and subject to the conditions therein, as soon as practicable after the consummation of the Offer, Purchaser will be merged with and into the Company (the "Merger"), with the Company being the corporation surviving the Merger (the "Surviving Corporation"). At the effective time of the Merger (the "Effective Time"), each outstanding Share (other than Shares with respect to which appraisal rights are properly exercised under the Oregon Business Corporation Act (the "OBCA") ("Dissenting Shares") or owned by Tyco, Parent, Purchaser or any other subsidiary of Tyco) will be converted into and represent the right to receive $5.50 in cash or any higher price that may be paid per Share in the Offer (the "Per Share Amount"), without interest. See
Section 13.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS SHAREHOLDERS, HAS APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER AND RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    Adams, Harkness & Hill, Inc., one of the Company's financial advisors ("AHH"), has delivered to the Company's Board of Directors its written opinion that the aggregate consideration to be received by the shareholders of the Company pursuant to the Merger Agreement is fair to such shareholders from a financial point of view. A copy of such opinion is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 which is being distributed to the Company's shareholders herewith.

    The Merger Agreement provides that, promptly upon the purchase of Shares pursuant to the Offer, Parent will be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as will give Parent, subject to compliance with Section 14(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), representation on the Board of Directors equal to the product of (a) the total number of directors on the Board of Directors and (b) the percentage that (i) the number of Shares beneficially owned by Parent or any of its affiliates following consummation of the Offer bears to (ii) the total number of Shares outstanding. The Company shall, upon request by Parent, promptly increase the size of the Board of Directors and/or exercise its reasonable best efforts to secure the resignations of such number of directors as is necessary to enable Parent's designees to be elected to the Board of Directors and shall cause Parent's designees to be so elected. See Section 13.

    The Company has informed Purchaser that as of October 22, 1999,
(i) 13,129,751 Shares were issued and outstanding, (ii) no shares of Preferred Stock were issued or outstanding, (iii) 1,809,550 shares of the Company's common stock were reserved for future issuance pursuant to outstanding options (561,750 shares at exercise prices below $5.50 per share), (iv) no shares of common stock were reserved for future issuance pursuant to the Company Stock Purchase Plan,
(v) 46,333 shares of common stock were reserved for future issuance upon exercise of certain warrants at $12.00 per share, (vi) 1,743,559 shares of common stock were reserved for future issuance upon exercise of the conversion rights contained in that certain Deferral Loan and Lease Modification Agreement dated as of October 12, 1999 among the Company and the lenders and lessors named therein (the "Deferral Agreement") (these conversion rights cannot be exercised if the Offer is completed before March 31, 2000) and (vii) 1,381,382 shares of common stock were reserved for issuance upon the conversion of the Company's 9% Convertible Subordinated Notes due December 29, 2008 (the "Notes") at a conversion price of $8.325 per share. As used herein "outstanding shares on a diluted basis" means the outstanding shares of the Company's common stock on a fully diluted basis excluding shares issuable upon exercise of conversion rights pursuant to the Deferral Agreement and options that are not exercisable prior to March 1, 2000.

    If the Minimum Condition is satisfied, Purchaser will have sufficient voting power to approve the Merger, even if no other shareholder votes in favor of the Merger. Under the OBCA, if a parent corporation owns at least 90% of the shares of each class of shares of a subsidiary corporation, the parent can merge with the subsidiary in a "short form" merger without a vote of shareholders. Assuming that Purchaser acquires 90% or more of the Shares, Purchaser would be able to effect the Merger pursuant to the short form merger provisions of the OBCA, without the action of any other shareholder of the Company.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

    1. TERMS OF THE OFFER; EXTENSION OF TENDER PERIOD; TERMINATION;
AMENDMENTS. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for all Shares which are validly tendered on or prior to the Expiration Date (as hereinafter defined) and not theretofore withdrawn as permitted by Section 3. The term "Expiration Date" means 12:00 Midnight, New York City time, on Tuesday, November 30, 1999, unless and until Purchaser (subject to the terms and conditions of the Merger Agreement) shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

    The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition. Subject to the provisions of the Merger Agreement, Purchaser reserves the unilateral right (but shall not be obligated) to waive or reduce the Minimum Condition or to waive any or all of the conditions of the Offer other than the Minimum Condition. If, by 12:00 Midnight, New York City time, on Tuesday, November 30, 1999, or any subsequent Expiration Date, any or all of the conditions to the Offer have not been satisfied or waived, subject to the provisions of the Merger Agreement, Purchaser may elect to (i) terminate the Offer and return all tendered Shares to tendering shareholders, (ii) waive all of the unsatisfied conditions (including, with the consent of the Company, the Minimum Condition) and, subject to any required extension, purchase all Shares validly tendered by the Expiration Date and not withdrawn, (iii) extend the Offer and, subject to the right of shareholders to withdraw Shares until the adjusted Expiration Date, retain the Shares that have been tendered until the expiration of the Offer as extended or (iv) delay acceptance for payment of, or payment for, the Shares, subject to complying with applicable law, until the satisfaction or waiver of the conditions of the Offer. Purchaser acknowledges that its reservation of the right to delay payment for Shares that it has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer. See
Section 15.

    Under the terms of the Merger Agreement, Purchaser may not, without the prior written consent of the Company, (i) impose conditions to the Offer in addition to the Offer Conditions (as defined below), (ii) modify or amend the Offer Conditions or any other term of the Offer in a manner adverse to the holders of Shares, (iii) waive or amend the Minimum Condition, (iv) reduce the number of Shares subject to the Offer, (v) reduce the Per Share Amount,
(vi) except as provided in the following paragraph, extend the Offer, if all of the Offer Conditions are satisfied or waived, or (vii) change the form of consideration payable in the Offer.

    Notwithstanding the foregoing, Purchaser may, without the consent of the Company, extend the Offer at any time, and from time to time, (i) if at the then scheduled expiration date of the Offer any of the conditions to Purchaser's obligation to accept for payment and pay for Shares (the "Offer Conditions") shall not have been satisfied or waived, until such time as such conditions are satisfied or waived; (ii) for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "Commission") or its staff applicable to the Offer; or (iii) if all Offer Conditions are satisfied or waived but the number of Shares tendered is less than 90% of the then outstanding number of Shares, for an aggregate period of not more than 10 business days (for all such extensions) beyond the latest expiration date that would be permitted under clause (i) or (ii) of this sentence.

    Subject to the applicable regulations of the Commission and the provisions of the Merger Agreement, Purchaser also expressly reserves the rights, in its sole discretion, at any time or from time to time, (i) to extend the Offer and adjust the Expiration Date, (ii) to terminate the Offer if any of the conditions referred to in Section 15 have not been satisfied or upon the occurrence of any of the events specified in Section 15 and (iii) to waive any condition or otherwise amend the Offer in any respect, in each case by giving oral or written notice of such extension, termination, waiver or amendment to the Depositary and by making a public announcement thereof. If Purchaser accepts for payment any Shares pursuant to the terms of the Offer, it will accept for payment all Shares validly tendered prior to the Expiration Date and not withdrawn, and will promptly pay for all Shares so accepted for payment. Purchaser acknowledges that notwithstanding anything to the contrary contained in the Offer, Purchaser shall not be required to pay for the Shares and may terminate or amend the Offer only if, prior to the Expiration Date, any of the conditions referred to in
Section 15 have not been satisfied or waived, or if any of the events specified in Section 15 have occurred.

    The rights reserved by Purchaser in the preceding paragraph are in addition to Purchaser's rights pursuant to Section 15. Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to shareholders in connection with the Offer be promptly disseminated to shareholders in a manner reasonably designed to inform shareholders of such change), and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

    If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer (including, subject to the Merger Agreement, the Minimum Condition), Purchaser will disseminate additional tender offer materials (including by public announcement as set forth above) and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer, other than a change in price, percentage of securities sought or inclusion of or change to a dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. In the Commission's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to shareholders, and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or inclusion of or change to a dealer's soliciting fee, a minimum ten business day period from the date of such change is generally required to allow for adequate dissemination to shareholders. Accordingly, if, prior to the Expiration Date, Purchaser decreases the number of Shares being sought or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of such increase or decrease is first published, sent or given to shareholders, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

    In connection with the Offer, the Company has provided or will provide Purchaser with the names and addresses of all record holders of Shares and security position listings of Shares held in stock depositories. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to registered holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

    2. PROCEDURE FOR TENDERING SHARES. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message (as hereinafter defined) in connection with a book-entry transfer of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, and either
(i) certificates representing tendered Shares must be received by the Depositary, or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below (and confirmation of receipt of such delivery must be received by the Depositary), in each case on or prior to the Expiration Date, or (ii) the guaranteed delivery procedures set forth below must be complied with. No alternative, conditional or contingent tenders will be accepted.

    SIGNATURE GUARANTEES. No signature guarantee is required on the Letter of Transmittal (i) if such Letter of Transmittal is signed by the registered holder of the Shares tendered therewith, unless such holder has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" in the Letter of Transmittal, or (ii) if Shares are tendered for the account of a firm that is a member in good standing of the Security Transfer Agent's Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (each being hereinafter referred to as an "Eligible Institution"). See Instruction 1 of the Letter of Transmittal.

    If a certificate representing Shares is registered in the name of a person other than the signatory of the Letter of Transmittal (or a facsimile thereof), or if payment is to be made, or Shares not accepted for payment or not tendered are to be returned to a person other than the registered holder, the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name(s) of the registered holder(s) appears on the certificate, with the signature(s) on the certificate or stock power guaranteed by an Eligible Institution. If the Letter of Transmittal or stock powers are signed or any certificate is endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by Purchaser, proper evidence satisfactory to Purchaser of their authority so to act must be submitted. See Instruction 5 of the Letter of Transmittal.

    BOOK-ENTRY TRANSFER. The Depositary will establish accounts with respect to the Shares at The Depository Trust Company ("DTC") for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC's system may make book-entry delivery of the Shares by causing DTC to transfer such Shares into the Depositary's account in accordance with DTC's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with. The term "Agent's Message" means a message transmitted through electronic means by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal. Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the Depositary.

    GUARANTEED DELIVERY. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's certificates representing Shares are not immediately available (or the procedures for book-entry transfer cannot be completed on a timely basis) or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

        (a) such tender is made by or through an Eligible Institution;

        (b) the Depositary receives, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser; and

        (c) the certificates representing all tendered Shares in proper form for transfer (or confirmation of a book-entry transfer of such Shares into the Depositary's account at DTC), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees (or, in connection with a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of such Notice of Guaranteed Delivery. A "trading day" is any day on which The Nasdaq Stock Market is open for business.

    The Notice of Guaranteed Delivery may be delivered by hand, or may be transmitted by telegram, telex, facsimile transmission or mail, to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

    In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of
(i) certificates representing such Shares (or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at DTC),
(ii) properly completed and duly executed Letter(s) of Transmittal (or facsimile(s) thereof), together with any required signature guarantees (or, in connection with a book-entry transfer, an Agent's Message) and (iii) any other documents required by the Letter of Transmittal.

    The method of delivery of all documents, including certificates for Shares, is at the option and risk of the tendering shareholder, and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

    DETERMINATION OF VALIDITY. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tendered Shares will be determined by Purchaser in its sole discretion, and its determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders of any Shares that it determines are not in appropriate form or the acceptance for payment of or payment for which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares or any particular shareholder, and Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been expressly waived or cured to the satisfaction of Purchaser. None of Purchaser, Parent, Tyco, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give any such notification.

    OTHER REQUIREMENTS. By executing the Letter of Transmittal, a tendering shareholder irrevocably appoints designees of Purchaser as such shareholder's proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by Purchaser (and any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after November 1, 1999), effective if, when and to the extent that Purchaser accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such shareholder with respect to such Shares or other securities accepted for payment will, without further action, be revoked, and no subsequent proxies may be given by such shareholder nor any subsequent written consents executed (and, if given or executed, will not be deemed effective). Such designees of Purchaser will, with respect to such Shares and other securities or rights issuable in respect thereof, be empowered to exercise all voting and other rights of such shareholder as they, in their sole discretion, may deem proper in respect of any annual, special or adjourned meeting of the Company's shareholders, action by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares.

    Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

    To prevent backup withholding of federal income tax on payments made to shareholders with respect to Shares purchased pursuant to the Offer, each shareholder must provide the Depositary with his correct taxpayer identification number ("TIN") and certify that he is not subject to backup withholding of federal income tax by completing the Substitute Form W-9 included in the Letter of Transmittal. Non-United States holders must submit a completed Form W-8 to avoid backup withholding. This form may be obtained from the Depositary. See Instructions 10 and 11 of the Letter of Transmittal.

    3. WITHDRAWAL RIGHTS. Tenders of Shares made pursuant to the Offer will be irrevocable, except that Shares tendered may be withdrawn at any time prior to the Expiration Date, and, unless theretofore accepted for payment by Purchaser as provided herein, may also be withdrawn on or after January 1, 2000.

    For a withdrawal of Shares tendered to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name(s) in which the certificate(s) representing such Shares are registered, if different from that of the person who tendered such Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers shown on the particular certificates evidencing such Shares to be withdrawn must also be furnished to the Depositary prior to the physical release of the Shares to be withdrawn. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 2, any notice of withdrawal must specify the name and number of the account at DTC to be credited with such withdrawn Shares and must otherwise comply with DTC's procedures.

    If Purchaser extends the Offer, is delayed in its acceptance for payment of any Shares tendered, or is unable to accept for payment or pay for Shares tendered pursuant to the Offer, for any reason whatsoever, then, without prejudice to Purchaser's rights set forth herein, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that the tendering shareholder is entitled to and duly exercises withdrawal rights as described in this Section and as otherwise required by Rule 14e-1(c) under the Exchange Act. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

    Withdrawals of tenders of Shares may not be rescinded and Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following the procedures described in Section 2 at any time prior to the Expiration Date.

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, and its determination will be final and binding on all parties. None of Purchaser, Parent, Tyco, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal, nor shall any of them incur any liability for failure to give any such notification.

    4. ACCEPTANCE FOR PAYMENT AND PAYMENT OF OFFER PRICE. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with Section 3 above) as soon as practicable after the latest to occur of (a) the expiration or termination of the waiting period applicable to the acquisition of the Shares pursuant to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (b) the Expiration Date, and (c) subject to compliance with Rule 14e-1(c) under the Exchange Act, the satisfaction or waiver of the conditions of the Offer set forth in Section 15. Any determination concerning the satisfaction of such terms and conditions shall be within the sole discretion of Purchaser, and such determination shall be final and binding on all tendering shareholders. See Section 15.

    Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law. If Purchaser desires to delay payment for Shares accepted for payment pursuant to the Offer, and such delay would otherwise be in contravention of Rule 14e-1(c) of the Exchange Act, Purchaser will formally extend the Offer. See Section 15. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at DTC, as described in Section 2), (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees (or, in connection with a book-entry transfer, an Agent's Message), and (iii) any other documents required by the Letter of Transmittal.

    For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, tendered Shares when, as and if Purchaser gives oral or written notice to the Depositary, as agent for the tendering shareholders, of Purchaser's acceptance for payment of such Shares. Payment for Shares so accepted for payment will be made by the deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering shareholders for the purpose of receiving such payment from Purchaser and transmitting such payment to tendering shareholders. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights under
Section 1, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering shareholders are entitled to withdrawal rights as described in
Section 3 and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will interest be paid on the purchase price by reason of any delay in making such payments.

    If any tendered Shares are not accepted for payment and paid for, certificates representing such Shares will be returned (or, in the case of Shares delivered by book-entry transfer with DTC as permitted by Section 2, such Shares will be credited to an account maintained with DTC) without expense to the tendering shareholder as promptly as practicable following the expiration or termination of the Offer.

    If, prior to the Expiration Date, Purchaser increases the consideration to be paid for Shares pursuant to the Offer, Purchaser will pay such increased consideration for all Shares accepted for payment pursuant to the Offer, whether or not such Shares have been tendered or accepted for payment prior to such increase in the consideration.

    Purchaser reserves the right to transfer or assign in whole or in part to one or more affiliates of Purchaser, Parent or Tyco the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

    5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The receipt of cash for Shares pursuant to the Offer (or in the Merger) will be a taxable transaction for United States federal income tax purposes (and may also be a taxable transaction under applicable state, local or other tax laws). In general, a shareholder will recognize gain or loss for such purposes equal to the difference between such shareholder's adjusted tax basis for the Shares such shareholder sells in such transaction and the amount of cash received therefor.

Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss if the Shares are a capital asset in the hands of the shareholder and will be long term capital gain or loss if the Shares were held for more than one year on the date of sale (in the case of the Offer) or the effective time of the Merger (in the case of the Merger). The receipt of cash for Shares pursuant to the exercise of dissenters' rights, if any, will generally be taxed in the same manner as described above.

    Payments in connection with the Offer or the Merger may be subject to "backup withholding" at a rate of 31%. Backup withholding generally applies if the shareholder (a) fails to furnish such shareholder's social security number or TIN, (b) furnishes an incorrect TIN, or (c) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is such shareholder's correct number and that such shareholder is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from backup withholding, including corporations, non-United States persons and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Each shareholder should consult with his own tax advisor as to such shareholder's qualification for exemption from backup withholding and the procedure for obtaining such exemption. Tendering shareholders may be able to prevent backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal.

    The foregoing discussion may not be applicable to a shareholder who acquired Shares pursuant to the exercise of employee stock options or otherwise as compensation, or to a shareholder who is not a United States person for United States federal income tax purposes (including a shareholder who is not a citizen or resident of the United States) or who is otherwise subject to special tax treatment under the Internal Revenue Code. In addition, the foregoing discussion does not address the tax treatment of holders of options or warrants to acquire Shares or of securities convertible into Shares.

    The federal income tax discussion set forth above is included for general information only and is based upon present law. Shareholders are urged to consult their tax advisors with respect to the specific tax consequences of the Offer and the Merger to them, including the application and effect of the alternative minimum tax, and state, local or non-United States income and other tax laws.

    6. PRICE RANGE OF SHARES; DIVIDENDS. Since April 4, 1996, the Shares have traded on the National Market System of The Nasdaq Stock Market under the symbol "PGTZ." The following table sets forth, for the periods indicated, the high and low per Share sales prices on the Nasdaq National Market System as reported by published financial sources. The Company has not declared or paid any cash dividends with respect to the Shares for the periods indicated.

                                                              HIGH       LOW
                                                            --------   --------
FISCAL YEAR ENDED JUNE 30, 1998:
First Quarter.............................................  $14.938    $10.500
Second Quarter............................................   15.000      9.250
Third Quarter.............................................   11.125      8.500
Fourth Quarter............................................    9.438      5.469
FISCAL YEAR ENDED JUNE 30, 1999:
First Quarter.............................................  $ 9.000    $ 5.500
Second Quarter............................................    9.500      6.375
Third Quarter.............................................    8.750      4.500
Fourth Quarter............................................    6.063      4.625
FISCAL YEAR ENDING JUNE 30, 2000:
First Quarter.............................................  $ 6.125    $ 3.531
Second Quarter (through October 29, 1999).................    5.375      3.938

    On October 26, 1999, the last trading day prior to the public announcement of the terms of the Offer and the Merger, the closing per Share sales price on the Nasdaq National Market System was $4.34. On October 29, 1999, the last trading day prior to commencement of the Offer, the closing per Share sales price on the Nasdaq National Market System was $5.34. Shareholders are urged to obtain a current market quotation for the Shares.

    7. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; STOCK QUOTATIONS; REGISTRATION UNDER THE EXCHANGE ACT. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly. Consequently, depending upon the number of Shares purchased and the number of remaining holders of Shares, the purchase of Shares pursuant to the Offer may adversely affect the liquidity and market value of the remaining Shares held by the public. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the Offer price.

    The Shares are currently listed and traded on the Nasdaq National Market System, which constitutes the principal trading market for the Shares. Depending upon the aggregate market value and the number of Shares not purchased pursuant to the Offer, the Shares may no longer meet the quantitative maintenance criteria for continued inclusion on the Nasdaq National Market System and may cease to be authorized for quotation on such market. Pursuant to the maintenance criteria, issuers on the Nasdaq National Market System are required to have
(i) (A) at least 750,000 publicly held shares, (B) at least 400 holders of round lots, (C) a market value of publicly held shares of at least $5 million, (D) a minimum bid price per share of $1, and (E) net tangible assets of at least
$4 million or (ii) (A) at least 1.1 million publicly held shares, (B) at least 400 holders of round lots, (C) a market value of publicly held shares of at least $15 million, (D) a market capitalization of at least $50 million or total assets and total revenue of at least $50 million (each for the most recently completed fiscal year or two of the last three most recently completed fiscal years), (E) a minimum bid price per share of $5, and (F) at least four registered and active market makers for the Shares. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares outstanding are not considered as being publicly held for this purpose.

    If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements for continued inclusion in the Nasdaq National Market System or in any other tier of The

Nasdaq Stock Market, and the Shares are no longer included in The Nasdaq National Market or in any other tier of The Nasdaq Stock Market, the market for Shares could be adversely affected.

    In the event that the Shares no longer meet the requirements for continued inclusion in any tier of The Nasdaq Stock Market, it is possible that Shares would continue to trade in the over-the-counter market and that price quotations would be reported on the Nasdaq bulletin board or by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interest in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

    The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the Commission if such Shares are not listed on a national securities exchange and there are fewer than 300 holders of record of the Shares. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the Commission, and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with shareholders' meetings and the related requirement of an annual report to shareholders, and the requirements of Rule 13e-3 with respect to going private transactions, no longer applicable with respect to the Shares or to the Company. Furthermore, if registration of the Shares under the Exchange Act were terminated, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or, with respect to certain persons, eliminated. If the Shares were no longer registered under the Exchange Act, they would not be eligible for listing on any tier of The Nasdaq Stock Market or for quotation on the Nasdaq bulletin board. According to the Company, as of October 29, 1999, there were 1,422 holders of record of the Shares.

    The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on such Shares as collateral. Depending on factors similar to those described above regarding listing and market quotations, it is possible the Shares would no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and therefore could no longer be used as collateral for loans made by brokers. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities."

    8. CERTAIN INFORMATION CONCERNING THE COMPANY. Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Although neither Purchaser, Parent nor Tyco has any knowledge that would indicate that the statements contained herein based on such information are untrue, neither Purchaser, Parent nor Tyco takes any responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events or information which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser, Parent or Tyco.

    The Company was incorporated in the State of Oregon in 1981 under the name Praegitzer Industries, Inc. The Company's principal executive offices are located at 19801 SW 72nd Avenue, Tualatin, Oregon 97062 and its telephone number is (503) 454-6000. The following description of the Company's business has been taken from the Company's Annual Report on Form 10-K for the year ended June 30, 1999.

    "The Company is a leader in providing electronics original equipment manufacturers ("OEMs") and contract manufacturers with a full range of printed circuit board ("PCB") and interconnect solutions, including schematic capture and design, quick-turnaround, prototyping and pre-production, and large volume production. The Company provides its solutions to four key electronics industry segments (with corresponding percentages of Company revenue for the fiscal year ended June 30, 1999): (i) data and telecommunications (40%), (ii) computers and peripherals (32%), (iii) industrial and instrumentation (22%) and (iv) business and consumer (6%). The Company's growth has been driven by sales to industry leaders whose products require increasing complexity and technological advancement within the electronic interconnect industry. The Company has obtained ISO 9002 certifications for all of its manufacturing facilities, ISO 9001 certifications for all of its design centers and has received awards from a number of its customers in recognition of its superior performance in meeting their PCB needs. In fiscal 1999 the Company served more than 650 customers worldwide."

    Set forth below is a summary of certain consolidated financial information with respect to the Company and its consolidated subsidiaries, excerpted or derived from the information contained in the Company's Annual Reports on Form 10-K and 10-K/A for the fiscal year ended June 30, 1999. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission. The financial information summary set forth below is qualified in its entirety by reference to such reports and other documents filed with the Commission and all of the financial information and related notes contained therein. Such reports and other documents may be inspected and copies may be obtained from the offices of the Commission in the manner set forth below.

              SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                  FISCAL YEAR
                                                                 ENDED JUNE 30
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
STATEMENT OF OPERATIONS:
Total revenues..............................................  $217,665   $182,773
Operating income (loss).....................................   (32,370)    10,830
Net income (loss)...........................................   (25,539)     5,082
Net income (loss) per share--basic and diluted..............     (1.97)      0.40

BALANCE SHEET DATA:
Working capital.............................................  $ 18,794   $ 19,297
Total assets................................................   143,897    151,494
Notes payable and current portion of long-term
  obligations...............................................    12,328      6,394
Long term liabilities net of current portion................    67,326     73,413
Shareholders' equity........................................    19,352     43,980

    OTHER INFORMATION. The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in such proxy statements and distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities at the Commission's principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission maintains a site on the World Wide Web, and the reports, proxy statements and other information filed by the Company with the Commission may be accessed electronically on the Web at http://www.sec.gov. Copies of such material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549.

    9. CERTAIN INFORMATION CONCERNING TYCO, PARENT AND PURCHASER. Purchaser is a newly formed Oregon corporation, a direct wholly-owned subsidiary of Sigma Circuits, Inc., and an indirect wholly-owned subsidiary of Tyco. To date, Purchaser has not conducted any business other than incident to its formation, the execution and delivery of the Merger Agreement and the commencement of the Offer.

    Until immediately prior to the time that Purchaser purchases Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Since Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information is available. The address of the principal office of Purchaser is One Tyco Park, Exeter, New Hampshire 03833.

    Parent is an indirect wholly owned subsidiary of Tyco and a manufacturer of multilayer rigid PCB's. Parent was acquired by Tyco in July 1998.

    Tyco is a diversified manufacturing and service company that, through its subsidiaries, (i) designs, manufactures and distributes electrical and electronic components and designs, manufactures, installs and services undersea cable communication systems; (ii) designs, manufactures and distributes disposable medical supplies and other specialty products, and conducts vehicle auctions and related services; (iii) designs, manufactures, installs and services fire detection and suppression systems and installs, monitors and maintains electronic security systems; and (iv) designs, manufactures and distributes flow control products.

    Tyco is a Bermuda company. Its registered and principal executive offices are located at The Gibbons Building, 10 Queen Street, Suite 301, Hamilton HM 11, Bermuda, and its telephone number is (441) 292-8674. The executive offices of Tyco's principal United States subsidiary, Tyco International (US) Inc. ("Tyco
(US)"), are located at One Tyco Park, Exeter, New Hampshire 03833, and its telephone number is (603) 778-9700.

    The following selected consolidated financial data for Tyco reflect the combined results of operations and financial position of Tyco, United States Surgical Corporation, which was acquired by Tyco on October 1, 1998, and AMP Incorporated, which was acquired by Tyco on April 2, 1999, restated for all periods presented pursuant to the pooling of interests method of accounting. These combinations are more fully described in Notes 1 and 2 to the audited Consolidated Financial Statements contained in Tyco's Current Report on
Form 8-K filed on June 3, 1999. The data presented for Tyco for the nine months ended June 30, 1999 and 1998 are unaudited and, in the opinion of Tyco's management, include all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of such data. The information for Tyco for the year ended September 30, 1998, the nine months ended September 30, 1997 and the year ended December 31, 1996 was derived from the audited Consolidated Financial Statements included in Tyco's Current Report on Form 8-K filed on
June 3, 1999. More comprehensive financial information is included in Tyco's Annual Report on Form 10-K for the fiscal year ended September 30, 1998, its Current Report on Form 8-K filed on June 3, 1999, its Quarterly Report on
Form 10-Q for the quarterly period ended June 30, 1999 and other documents filed by Tyco with the Commission. The following summary is qualified in its entirety by reference to such reports and other documents and the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth in Section 8. Such reports and other documents should also be available for inspection at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, where the common shares of Tyco are listed for trading.

            SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF TYCO

                                     (UNAUDITED)
                                  NINE MONTHS ENDED
                                      JUNE 30,           YEAR ENDED     NINE MONTHS ENDED    YEAR ENDED
                                ---------------------   SEPTEMBER 30,     SEPTEMBER 30,     DECEMBER 31,
                                 1999(1)     1998(1)       1998(2)         1997(3)(4)        1996(5)(6)
                                ---------   ---------   -------------   -----------------   ------------
                                                (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENTS OF
  OPERATIONS DATA:
Net sales.....................  $16,272.0   $13,949.3     $19,061.7         $12,742.5         $14,671.0
Operating income..............      951.5     1,902.7       1,948.1             125.8             587.4
Income (loss) from continuing
  operations..................      248.3     1,189.2       1,168.6            (348.5)             49.4
Income (loss) from continuing
  operations per common
  share(7):
  Basic.......................       0.15        0.76          0.74             (0.24)             0.02
  Diluted.....................       0.15        0.74          0.72             (0.24)             0.02
Cash dividends per common
  share(7)....................                          See (8) below.
CONSOLIDATED BALANCE SHEET
  DATA:
Total assets..................  $28,025.8                 $23,440.7         $16,960.8         $14,686.2
Long-term debt................    8,293.0                   5,424.7           2,785.9           2,202.4
Shareholders' equity..........   10,052.8                   9,901.8           7,478.7           7,022.6

------------------------

(1) Operating income in the nine months ended June 30, 1999 includes charges of $1.26 billion for merger, restructuring and other non-recurring charges and $335.0 million for the impairment of long-lived assets primarily related to the mergers with US Surgical and AMP and costs associated with AMP's profit improvement plan. Operating income in the nine months ended June 30, 1998 includes a credit of $21.4 million to restructuring charges representing a revision of estimates related to AMP's 1996 restructuring activities and a charge of $12.0 million related to US Surgical's cost cutting objectives. See Notes 8 and 9 to the unaudited Consolidated Financial Statements contained in Tyco's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1999.

(2) Operating income in the fiscal year ended September 30, 1998 includes charges of $80.5 million primarily related to costs to exit certain businesses in US Surgical's operations and restructuring charges of $12.0 million related to the operations of US Surgical. In addition, Tyco recorded restructuring charges of $185.8 million in connection with AMP's profit improvement plan and a credit of $21.4 million to restructuring charges representing a revision of estimates related to AMP's 1996 restructuring activities. See Note 16 to the Consolidated Financial Statements contained in Tyco's Current Report on Form 8-K filed on June 3, 1999.

(3) In September 1997, Tyco changed its fiscal year end from December 31 to September 30. Accordingly, the nine-month transition period ended September 30, 1997 is presented.

(4) On July 2, 1997, Tyco, formerly called ADT Limited, merged with Tyco International Ltd., a Massachusetts corporation ("Former Tyco"). On
    August 27, 1997 and August 29, 1997, Tyco merged with INBRAND Corporation and Keystone International, Inc., respectively. These combinations are more fully described in Notes 1 and 2 to the Consolidated Financial Statements contained in Tyco's Current Report on Form 8-K filed on June 3, 1999. Operating income in the nine months ended September 30, 1997 includes charges related to merger, restructuring and other non-recurring costs of $917.8 million and impairment of long-lived assets of $148.4 million, each primarily related to the mergers and integration of ADT, Former Tyco, Keystone and INBRAND and charges of $24.3 million for litigation and other related costs and $5.8 million for restructuring charges in US Surgical's operations. See Notes 11 and 16 to the Consolidated Financial Statements contained in Tyco's Current Report on Form 8-K filed on June 3, 1999. The results for the nine months ended September 30, 1997 also include a charge of $361.0 million for the write-off of purchased in-process research and development related to the acquisition of the submarine systems business of AT&T Corp.

(5) Prior to their respective mergers, ADT, Keystone, US Surgical and AMP had December 31 fiscal year ends and Former Tyco had a June 30 fiscal year end. The selected consolidated financial data have been combined using a December 31 fiscal year end for ADT, Keystone, Former Tyco, US Surgical and AMP for the year ended December 31, 1996.

(6) Operating income in 1996 includes non-recurring charges of $744.7 million related to the adoption of Statement of Financial Accounting Standards
    No. 121, $237.3 million related principally to the restructuring of ADT's electronic security services business in the United States and the United Kingdom, $98.0 million to exit various product lines and manufacturing operations associated with AMP's operations and $8.8 million of fees and expenses related to ADT's acquisition of Automated Security (Holdings) plc, a United Kingdom company. See Notes 11 and 16 to the Consolidated Financial Statements contained in Tyco's Current Report on Form 8-K filed on June 3, 1999.

(7) Per share amounts have been retroactively restated to give effect to the two-for-one stock splits distributed on October 21, 1999 and October 22, 1997, effected in the form of a stock distribution, the mergers with Former Tyco, Keystone, INBRAND, US Surgical and AMP and a 0.48133 reverse stock split effected on July 2, 1997.

(8) Tyco has paid a quarterly dividend of $0.0125 per common share since
    July 2, 1997, the date of the Former Tyco/ADT merger. ADT had not paid any dividends on its common shares since 1992. Prior to the merger with ADT, Former Tyco paid a quarterly cash dividend of $0.0125 per share of common stock since January 1992.

    On October 21, 1999, Tyco announced revenues for fiscal 1999 of
$22.5 billion and income before extraordinary item, inclusive of acquisition and other non-recurring charges, of $1.03 billion, or $0.62 per diluted share, after giving effect to the two-for-one stock split distributed on October 21, 1999.

    Except as set forth in this Offer to Purchase, none of Tyco, Parent, Purchaser or, to the best of their knowledge, any of the persons listed in Annex I, Annex II or Annex III hereto, (a) has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, (b) has engaged in contacts, negotiations or transactions with the Company or its affiliates concerning a merger, consolidation, acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets or (c) has had any other transaction with the Company or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the Commission applicable to the Offer. Other than the rights arising under the Merger Agreement and the Shareholder's Agreement, neither Parent, Purchaser nor any of their affiliates beneficially own any Shares or have effected any transaction in the Shares within the past 60 days.

    10. SOURCE AND AMOUNT OF FUNDS. The total amount of funds required by Tyco, Parent and Purchaser to purchase all Shares pursuant to the Offer and the Merger, (including amounts payable upon exercise to optionholders) and to pay related fees and expenses, is estimated to be approximately $80 million. This does not include approximately $93 million of indebtedness that the Surviving Corporation will either repay or assume upon consummation of the Offer and the Merger.

    Purchaser will obtain all such funds from Tyco, Parent or their affiliates. Tyco has sufficient financial resources to satisfy its, Parent's, and Purchaser's obligations under the Offer and the Merger Agreement, and Tyco has fully and unconditionally guaranteed the Offer. This Offer is not conditioned upon any financing arrangements.

    11. CONTACTS WITH THE COMPANY; BACKGROUND OF THE OFFER. Certain information in this section on the background of the Offer regarding the deliberations of the Company's Board and the actions of the Company's management and financial advisors is based upon information furnished by the Company to Purchaser. In this section, references to Tyco are to Tyco's United States subsidiaries and affiliates including Tyco (US) and Tyco Printed Circuit Group. Tyco, the Bermuda company, is referred to in this section as Tyco International Ltd.

    In April 1999, the Company began to explore strategic alternatives, including acquisition possibilities. At that time, the Company retained Adams, Harkness & Hill, Inc. and McDonald Investments Inc. to assist it in this broad-ranging exploration. McDonald and KeyBank, the Company's principal creditor, are both wholly owned subsidiaries of KeyCorp. Beginning in late April 1999, Adams Harkness and McDonald contacted not less than 24 companies to gauge their interest in potential strategic business relationships and business combinations with the Company. As a result of these contacts, the Company entered into discussions with four companies concerning a possible transaction.

    On April 27, 1999, McDonald contacted a private equity investment firm ("Equity Investment Company A") to discuss a possible transaction. On April 28, 1999, Adams Harkness contacted another private equity investment firm ("Equity Investment Company B") and Tyco for the same purpose.

    On April 29, 1999, Equity Investment Company A contacted McDonald indicating interest in pursuing a possible transaction. On the same day, Steve Gardner, President of Tyco Printed Circuit Group, contacted Adam Harkness, indicated that Tyco was interested in pursuing a transaction and requested Adam Harkness to contact Brian Roussell, Vice President of Finance and Administration of Tyco Printed Circuit Group. Adam Harkness contacted Mr. Roussell on that same day regarding a possible transaction.

    From May 3, 1999 through May 9, 1999, Tyco Printed Circuit Group and the Company negotiated a confidentiality agreement, which was signed on May 10, 1999, at which time each party commenced due diligence on the other. During the week of May 3, 1999, Equity Investment Company A and the Company signed confidentiality agreements and commenced due diligence on each other.

    On May 5, 1999, the Company and Equity Investment Company B began negotiating a confidentiality agreement, which was signed on May 13, 1999.

    On May 12, 1999, Equity Investment Company A, the Company and their respective advisers met at the offices of the Company's legal advisers in Portland, Oregon to discuss due diligence matters. Additional due diligence discussions were held on May 14, 1999 and during the weeks of May 16, 1999 and May 24, 1999.

    On May 17, 1999, Equity Investment Company B scheduled a meeting with Mr. Bergeron to discuss a possible transaction.

    On May 19 and 20, 1999, Tyco, the Company and their respective advisers held meetings at the Company's headquarters offices in Tualatin, Oregon and at the offices of the Company's legal advisers in Portland, Oregon to continue discussing a possible business combination. The Company's and Tyco's respective management and advisers participated in these meetings. The parties held preliminary discussions about the non-financial aspects of a potential acquisition of the Company by Tyco, including organization, facilities, products and customers.

    On May 20, 1999, representatives of Equity Investment Company B met with Mr. Bergeron in Dallas, Oregon and conducted due diligence.

    On May 24, 1999, Equity Investment Company B contacted Adams Harkness and asked for additional due diligence information. On June 1, 1999, Equity Investment Company B informed Adams Harkness that, although Equity Investment Company B was interested in pursuing a possible business combination, for financing and timing reasons it wished to delay discussions for at least three months.

    On June 3, 1999, Tyco presented the Company with a non-binding indication of interest letter, suggesting a cash price of $7.25 to $8.00 per share for the acquisition of all shares of the Company's common stock. From June 4, 1999 through June 21, 1999, the parties exchanged additional information and internally reviewed the potential benefits of a transaction.

    Also on June 3, 1999, Equity Investment Company A indicated it was considering a recapitalization transaction that would value the Company's common stock at approximately $6.00 per share, but that Equity Investment Company A required additional due diligence before it would be in the position to finalize an offer. Equity Investment Company A conducted further due diligence on June 4, 1999 and during the week of June 6, 1999.

    On June 14 and 15, and also from June 21 to June 24, 1999, representatives of Tyco conducted due diligence at the offices of the Company's legal advisers in Portland, Oregon.

    On June 16, 1999, Equity Investment Company A notified McDonald that Equity Investment Company A was prepared to enter into a recapitalization transaction with the Company that would value the Company's common stock at $4.00 per share. On June 20, 1999, McDonald informed Equity Investment Company A that the Company had decided to postpone any decision on the proposal for at least two months.

    On June 22, 1999, the president of a printed circuit board manufacturer (the "PCB Company") contacted Mr. Bergeron about a possible business combination.

    On June 24, 1999, representatives of the PCB Company and the Company met to discuss a possible business combination. The PCB Company and the Company entered into confidentiality agreements and completed due diligence on June 28, 1999.

    On June 29, 1999, Richard D. Malloy, Director of Mergers and Acquisitions of Tyco (US), orally informed the Company that the proposal in its June 3, 1999 letter was no longer feasible due to valuation issues and concern about the status of the Company's credit arrangements. Mr. Malloy indicated Tyco was still interested in pursuing a transaction, and suggested postponing further discussion until the Company's circumstances were clarified.

    Also on June 29, 1999, the PCB Company indicated it would submit a business combination proposal on July 2, 1999, but on July 1, 1999, the PCB Company informed the Company that no proposal would be forthcoming on July 2, 1999. The PCB Company requested more time to consider alternatives and to conduct additional due diligence. On July 21, 1999, the PCB Company informed McDonald that the PCB Company might be interested only in purchasing one or two of the Company's manufacturing facilities, but the PCB Company never submitted any transaction proposal for the Company's consideration.

    On August 5, 1999, the Company announced its financial results for the fourth quarter and fiscal year ended June 30, 1999. For the fourth quarter, the Company reported a modest increase in revenue from the prior year and a restructuring that resulted in a pretax charge of $21.4 million. The Company also reported that at June 30, 1999 it was not in compliance with all the covenants of its major credit agreements, including its revolving credit agreement with KeyBank. The Company reported that its business and financial condition could be materially and adversely effected if it were unable to reach agreements with its creditors.

    On August 31, 1999, Mr. Bergeron asked Adams Harkness to contact Tyco to recommence transaction discussions. Adams Harkness left a message with Tyco on September 1, 1999, and on September 2, 1999 Mr. Malloy informed Adams Harkness that Tyco would consider recommencing discussions.

    On September 7, 1999, Mr. Malloy called Mr. T. L. Stebbins, a director of the Company and a managing director at Adam Harkness, and indicated Tyco was interested in recommencing discussions with the Company, with the understanding that Tyco was prepared to offer no more than $5.50 per share for the acquisition of all shares of the Company common stock until the Company's September 1999 financial statements were available. Upon receipt of this information, Mr. Bergeron instructed Adams Harkness to cease communications with Tyco.

    On September 10, 1999, the Company's commercial lenders requested that the Company renegotiate its credit arrangements. Following this request, Robert Praegitzer, Chairman of the Board and Chief Executive Officer of the Company, and Mr. Bergeron convened a conference call among themselves, Adams Harkness and McDonald during which Mr. Praegitzer and Mr. Bergeron requested that Adams Harkness and McDonald contact a number of the original companies who Adams Harkness and McDonald thought might be interested in purchasing the Company at a lower price. Mr. Praegitzer and Mr. Bergeron also asked Adams Harkness to contact Tyco to inform Tyco that the Company was interested in recommencing transaction discussions at a price per share to be determined after Tyco had completed its due diligence.

    On September 13, 1999, Mr. Stebbins discussed the Company's position with Mr. Malloy, who requested updated due diligence materials and financial statements.

    On September 15, 1999, Adams Harkness contacted Investment Company Company B to gauge its interest in recommencing discussions concerning a possible transaction.

    On September 16, 1999, the Company's Board of Directors met to discuss the status of negotiations with Tyco.

    On September 20, 1999, Mr. Malloy indicated Tyco's interest in proceeding with a transaction to Adams Harkness. Mr. Malloy and Mr. Bergeron arranged several due diligence meetings at the Company's headquarters offices in Tualatin, Oregon over the next two weeks.

    On September 21, 1999, the management of the Company and its advisers met at the Company's headquarters offices in Tualatin, Oregon with representatives of Tyco to discuss a possible business combination. On the same day, Equity Investment Company B indicated to Adams Harkness that Equity Investment Company B was interested in pursuing discussions, but that Equity Investment Company B was now interested only in purchasing certain Company manufacturing facilities rather than the entire Company.

    On September 23, 1999, the Company Board met to approve the delayed filing with the Commission of its Annual Report on Form 10-K for the year ended
June 30, 1999 and to explore strategic alternatives with McDonald and Adams Harkness.

    On September 29, 1999, Adams Harkness contacted Tyco to discuss the status of Tyco's expected offer.

    In late September 1999, McDonald contacted Equity Investment Company A to determine Equity Investment Company A's interest in recommencing discussions concerning a possible transaction with the Company. On October 7, 1999, Equity Investment Company A, Praegitzer and their respective advisers met at the Company's headquarters offices in Tualatin, Oregon to discuss a possible transaction. At that meeting Equity Investment Company A presented the Company with a letter of interest for the purchase solely of the Company's Dallas and Fremont manufacturing facilities, conditioned on satisfactory financing arrangements and additional due diligence.

    On October 12, 1999, the Company executed the Deferral Agreement with substantially all of its lenders and lessors, thereby eliminating the existing covenant defaults and the prospect of immediate acceleration of the amounts due to those creditors.

    Also on October 12, 1999, Equity Investment Company B informed Adams Harkness that Equity Investment Company B was no longer interested in pursuing any acquisition discussions.

    On October 13, 1999, the Company filed with the Commission its Annual Report on Form 10-K for the fiscal year ended June 30, 1999, which had been due to be filed September 28, 1999.

    Also on October 13, 1999, Tyco delivered an acquisition proposal to the Company. Under the terms of the proposal, Tyco would acquire the Company by means of a cash tender offer, at a price of $5.50 per share of the Company common stock. Representatives of Equity Investment Company A completed additional due diligence on the same day.

    On October 15, 1999, the the Company Board met with Adams Harkness at the Company's headquarters offices in Tualatin, Oregon to review Tyco's proposal and discuss tender offer procedures.

    On October 15, 1999, Tyco International Ltd.'s Board of Directors approved the acquisition of the Company at a price of $5.50 per share of the Company's common stock.

    On October 16, McDonald contacted Equity Investment Company A to inform Equity Investment Company A that the Company preferred a transaction pursuant to which all of the common stock of the Company would be acquired, rather than an asset purchase of only two of the Company's facilities. McDonald also informed Equity Investment Company A that the Company was seeking a stock transaction that valued its common stock at $6.00 per share or greater. On October 17, 1999, Equity Investment Company A informed McDonald that Equity Investment Company A was not interested in purchasing all of the stock of the Company, but was only interested in purchasing the two manufacturing facilities.

    On October 18, 1999, Mr. Stebbins informed Tyco that the Company was entertaining other potential proposals for certain Company assets. Adams Harkness requested that Tyco propose a transaction either at a higher price per share or with a different structure. On October 20, 1999, Irving Gutin, Tyco (US)'s Senior Vice President, and Mr. Malloy declined to modify Tyco's proposal.

    On October 19, 1999, Tyco, the Company and Adams Harkness convened several conference calls to discuss Tyco's proposal and the transaction schedule.

    On October 20, 1999, Mr. Bergeron verbally accepted Tyco's non-binding written offer on the Company's behalf and requested Mr. Malloy supply a draft merger agreement, which the Company received from Tyco's legal advisers on October 22, 1999.

    From October 22 through October 26, 1999, Tyco, the Company and their respective advisers negotiated the terms and provisions of the Merger Agreement and ancillary documents.

    The Company's Board of Directors met on October 25, 1999. At the meeting

    - the Company's legal advisers and management updated the Company's Board on the status of negotiations with Tyco and informed the Board that all substantive issues had been resolved,

    - the Company's legal advisers made a presentation to the Company's Board regarding the fiduciary duties of the Company's Board,

    - the Company's legal advisers reviewed with the Company's Board the terms of the proposed merger agreement with Tyco and the regulatory filings and approvals that would be required in connection with the proposed transaction,

    - Adams Harkness made a financial presentation to the Company's Board, and

    - Adams Harkness rendered its opinion to the effect that, as of that date, the Per Share Amount was fair to the Company's shareholders from a financial point of view.

    Afterwards, the Company's Board by a unanimous vote (with Mr. Stebbins abstaining because he is a managing director of Adams Harkness, which is entitled to a fee payable in part upon the completion of a transaction such as that presented by Tyco) determined the Merger was fair to, and in the best interests of, the Company and its shareholders and

    - unanimously approved (again with Mr. Stebbins abstaining) the terms of the Merger Agreement and the transactions contemplated by the agreement, and

    - authorized the execution of the Merger Agreement and recommended that the Company's shareholders tender all their shares in the Tyco Offer.

    On October 25, 1999 the closing price of the Company's common stock was $4.75 per share.

    On October 26, 1999 all documentation, including the disclosure schedules of the Company, were finalized to the satisfaction of the designated officers, and all conditions with respect to the execution of the Merger Agreement were satisfied. Late in the morning of that day, the Company Board met to receive an update from Mr. Bergeron as to the status of the transaction. That afternoon

    - Tyco and the Company executed and delivered the Merger Agreement,

    - the majority shareholder of the Company executed and delivered a shareholder agreement agreeing to tender the shareholder's shares in the Tyco Offer, and

    - Tyco and the Company publicly announced the signing of the Merger
      Agreement.

    12. PURPOSE OF THE OFFER; SHORT FORM MERGER; PLANS FOR THE COMPANY; DISSENTERS' RIGHTS; GOING PRIVATE TRANSACTIONS.

    PURPOSE OF THE OFFER. The purpose of the Offer is for Purchaser to acquire control of, and a majority equity interest in, the Company. The purpose of the Merger is to acquire the remaining equity interest. The acquisition of the entire common equity interest in the Company has been structured as a cash tender offer followed by a cash merger in order to provide a prompt and orderly transfer of ownership of the common equity of the Company from the public shareholders to Parent and to provide public shareholders with cash for all of their Shares. Accordingly, upon consummation of the transactions contemplated by the Merger Agreement, Parent will own the entire equity interest in the Company.

    Under the OBCA and the Company's Articles of Incorporation, the approval of the Board of Directors of the Company and the affirmative vote of a majority of the holders of outstanding Shares, voting as a single class, are required to approve and adopt the Merger Agreement and the Merger. The Board of Directors of the Company has approved the Offer, the Merger and the Merger Agreement and the transactions contemplated thereby, and, unless the Merger is consummated pursuant to the short-form merger provisions under the OBCA described below, the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement and the Merger by the affirmative vote of the holders of a majority of the outstanding Shares. If the Minimum Condition is satisfied, Purchaser will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the Merger without the affirmative vote of any other shareholder.

    The Merger Agreement provides that, if approval of the Merger by the shareholders of the Company is required by law, the Company will, as soon as possible following payment for Shares in the Offer, duly call and hold a meeting of shareholders for the purpose of obtaining shareholder approval of the Merger, and the Company, through its Board of Directors, will recommend to shareholders that such approval be given.

    SHORT FORM MERGER. Under the OBCA, if Purchaser acquires at least 90% of the outstanding Shares, Purchaser will be able to approve the Merger without a vote of the Company's other shareholders. The Merger Agreement provides that if Purchaser, or any other direct or indirect subsidiary of Tyco or Parent, acquires at least 90% of the outstanding Shares, Parent, Purchaser and the Company will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a meeting of shareholders of the Company, in accordance with Section 60.491 of the OBCA. If Purchaser acquires at least 90% of the Shares in the Offer, it will be able to effect the Merger under Section 60.491 of the OBCA. In the event that all of the conditions to Purchaser's obligation to purchase Shares in the Offer are satisfied or waived and the number of Shares tendered is less than 90% of the outstanding Shares, Purchaser may, subject to the limitations set forth in the Merger Agreement, extend the Offer for an aggregate period of not more than 10 business days (for all such extensions) without the consent of the Company. See
Section 1. If Purchaser does not acquire at least 90% of the outstanding Shares, a significantly longer period of time may be required to effect the Merger, because a vote of the Company's shareholders would be required under the OBCA.

    PLANS FOR THE COMPANY. Except as otherwise set forth in this Offer to Purchase, it is expected that, initially following the Merger, the business and operations of the Company will be continued by the Surviving Corporation substantially as they are currently being conducted, but within Tyco's Printed Circuit Board Group. The directors of Purchaser will be the initial directors of the Surviving Corporation, and the officers of the Company will be the initial officers of the Surviving Corporation. Upon completion of the Offer, Tyco intends to conduct a detailed review of the Company and its assets, corporate structure, capitalization, operations, policies, management and personnel. After such review, Tyco will determine what actions or changes, if any, would be desirable in light of the circumstances which then exist, and reserves the right to effect such actions or changes.

    Except as described in this Offer to Purchase, none of Tyco, Parent or Purchaser have any present plans or proposals that would relate to or result in
(i) any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, (ii) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any change in the Company's Board of Directors or management, (iv) any material change in the Company's capitalization or dividend policy, (v) any other material change in the Company's corporate structure or business, (vi) a class of securities of the Company being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association, or (vii) a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.

    DISSENTERS' RIGHTS. No dissenters' rights are available in connection with the Offer. Under Oregon law dissenters' rights are not available in a merger to holders of any shares of stock which, like the Company's common stock, are listed for quotation on the Nasdaq National Market System. Accordingly, if the Company's common stock remains listed on the Nasdaq National Market System following completion of the Offer, the Company's shareholders will have no dissenters' rights in connection with the Merger. If, however, the Company's common stock is not quoted on the Nasdaq National Market System on the record date for determining shareholders eligible to vote on the Merger, shareholders of the Company may have certain rights under the OBCA to dissent, and demand appraisal of, and to obtain payment for the fair value of their Shares. Such rights, if the statutory procedures were complied with, could lead to a judicial determination of the fair value of the Shares (excluding any element of value arising from the accomplishment or expectation of the Merger) to be required to be paid in cash to such dissenting holders for their Shares. In addition, such dissenting shareholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, an Oregon court would be required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares. Therefore, the value so determined in any appraisal proceeding could be different from the price being paid in the Offer.

    GOING PRIVATE TRANSACTIONS. The Merger would have to comply with any applicable Federal law operative at the time. The Commission has adopted
Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser, Parent or Tyco seeks to acquire the remaining Shares not held by it. Purchaser believes, however, that Rule 13e-3 will not be applicable to the Merger. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of such transaction and the consideration offered to minority shareholders in such transaction be filed with the Commission and disclosed to shareholders prior to the consummation of such transaction.

    13. THE MERGER AGREEMENT; SHAREHOLDER'S AGREEMENT.

THE MERGER AGREEMENT

    The following summary of certain provisions of the Merger Agreement, a copy of which is filed as an exhibit to the Schedule 14D-1 referred to in
Section 18, is qualified in its entirety by reference to the text of the Merger Agreement. Capitalized terms used in the following summary and not otherwise defined in this Offer to Purchase shall have the meanings set forth in the Merger Agreement.

    THE MERGER. The Merger Agreement provides that, following the consummation of the Offer and subject to the terms and conditions thereof, at the effective time of the Merger (the "Effective Time") Purchaser shall be merged with and into the Company and, as a result of the Merger, the separate corporate existence of Purchaser shall cease, and the Company shall continue as the Surviving Corporation and a direct subsidiary of Parent.

    The respective obligations of Parent and Purchaser, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:
(i) Parent or Purchaser or their affiliates shall have consummated the Offer, unless such failure to purchase is a result of a breach of Purchaser's obligations to accept for payment or pay for Shares pursuant to the Offer in violation of the terms of the Offer or of the Merger Agreement, (ii) the Merger shall have been approved by the requisite vote of the shareholders, if required by applicable law, in order to consummate the Merger, (iii) no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other Governmental Authority which prohibits or prevents the consummation of the Merger which has not been vacated, dismissed or withdrawn prior to the Effective Time, and (iv) all consents of any Governmental Authority required for the consummation of the Merger and the transactions contemplated by the Agreement shall have been obtained, other than where the failure to obtain such consents is not reasonably likely to have a material adverse effect on the business, assets, condition (financial or other), liabilities or results of operations of the Surviving Corporation and its subsidiaries taken as a whole.

    At the Effective Time of the Merger, (i) each issued and outstanding Share (other than Shares that are held by shareholders properly exercising dissenters' rights under the OBCA and Shares to be cancelled pursuant to clause (ii) below) will be canceled and extinguished and be converted into the right to receive the Per Share Amount in cash payable to the holder thereof, without interest, upon surrender of the certificate representing such Share. From and after the Effective Time, the holders of certificates evidencing ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for in the Merger Agreement or by applicable Law, (ii) each Share owned by Tyco, Parent, Purchaser or any direct or indirect wholly owned subsidiary of Tyco immediately before the Effective Time shall be cancelled and extinguished, and no payment or other consideration shall be made with respect thereto and (iii) the shares of Purchaser common stock outstanding immediately prior to the Merger will be converted into 1,000 shares of the common stock of the Surviving Corporation, which shares will constitute all of the issued and outstanding capital stock of the Surviving Corporation and shall be owned by Parent.

    THE COMPANY'S BOARD OF DIRECTORS. The Merger Agreement provides that promptly upon the purchase by Purchaser of Shares pursuant to the Offer (and provided that the Minimum Condition has been satisfied), Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as will give Parent, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board of Directors of the Company equal to at least that number of directors which equals the product of the total number of directors on the Board of Directors of the Company (giving effect to the directors appointed or elected pursuant to this sentence and including current directors serving as officers of the Company) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent or any affiliate of Parent (including such Shares as are accepted for payment pursuant to the Offer, but excluding Shares held by the Company) bears to the number of Shares outstanding. At such time, if requested by Parent, the Company will also cause each committee of the Board of Directors of the Company to include persons designated by Parent constituting the same percentage of each such committee as Parent's designees are of the Board of Directors of the Company. The Company shall, upon request by Parent, promptly increase the size of the Board of Directors of the Company or exercise reasonable best efforts to secure the resignations of such number of directors as is necessary to enable Parent's designees to be elected to the Board of Directors of the Company in accordance with terms of this section and to cause Parent's designees so to be elected; provided, however, that, in the event that Parent's designees are appointed to the Board of Directors of the Company, until the Effective Time the Board of Directors of the Company shall have at least two directors who are directors on the date of the Agreement, one of whom will be Robert Praegitzer and one of whom will be a director who is neither an officer of the Company nor a designee, shareholder, affiliate or associate (within the meaning of the federal securities laws) of Tyco (such directors, the "Independent Directors"). Notwithstanding anything in the Merger Agreement to the contrary, subsequent to the designation of the directors by Parent and prior to the Effective Time, the unanimous vote of the Independent Directors shall be required to (i) amend or terminate the Merger Agreement on behalf of the Company, (ii) exercise or waive any of the Company's rights or remedies thereunder, (iii) extend the time for performance of Parent's obligations thereunder, (iv) take any other action by the Company in connection with the Merger Agreement required to be taken by the Board of Directors of the Company or (v) amend the Company's Articles of Incorporation or the Company's Bylaws, each as in effect on the date of the Merger Agreement.

    SHAREHOLDERS' MEETING. Pursuant to the Merger Agreement, the Company will, if required by applicable law in order to consummate the Merger, duly call, give notice of, convene and hold a special meeting of its shareholders as promptly as practicable following the consummation of the Offer for the purpose of voting upon the Merger. The Merger Agreement provides that the Company will, if required by applicable law in order to consummate the Merger, prepare and file with the Commission and, when cleared by the Commission, will mail to shareholders a proxy statement in connection with a meeting of the Company's shareholders to vote upon the Company Proposals, or an information statement, as appropriate, satisfying all requirements of the Securities Exchange Act.

    If Purchaser acquires at least a majority of the Shares, it will have sufficient voting power to approve the Merger, even if no other shareholder votes in favor of the Merger.

    The Merger Agreement provides that in the event that Parent or Purchaser acquires at least 90% of each class of Shares, Parent, Purchaser and the Company will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer, without a meeting of shareholders of the Company, in accordance with Section 60.491 of the OBCA.

    OPTIONS, WARRANTS, CONVERTIBLE SECURITIES AND OTHER RIGHTS. The Merger Agreement provides that each of the Company and Parent shall take all reasonable actions necessary to provide that all then outstanding options to purchase Shares, whether or not then exercisable or vested (each, a "Company Option"), shall constitute the right to receive an amount in cash equal to the positive difference, if any, between the Per Share Amount and the exercise price of the Company Option multiplied by the number of Shares for which the Company Option was exercisable immediately prior to the Effective Time, subject to reduction only for any applicable withholding taxes. The Company shall provide a period of at least 30 days prior to the Effective Time during which Company Options may be exercised to the extent exercisable at the Effective Time and, upon the expiration of such period, all unexercised Company Options shall immediately terminate. The Company may, in its sole discretion, permit holders of Company Options that are not exercisable before the Effective Time to exchange such options for cash as described above. In lieu of exercising Company Options as described above, the holders shall be given the right, and the Company shall encourage the holders of Company Options to exercise such right, to exchange such options for cash as described above. In no event will any Company Options be exercisable after the Effective Time, except to receive cash.

    Each of the warrants of the Company, dated November 17, 1995, to purchase Shares at a price of $12.00 per share, subject to adjustment (the "Company Warrants"), shall be exercisable, from and after the Effective Time, for an amount of cash equal to the Per Share Amount multiplied by the number of Shares for which such warrant was exercisable immediately prior to the Effective Time. Except as aforesaid, the exercise of any Company Warrant shall remain subject to all terms and conditions provided in the applicable Company Warrant and/or Warrant Agreement. Each of the Company and Parent shall take all action necessary to provide that, upon consummation of the Merger, all Company Warrants outstanding immediately prior to the Effective Time shall be exercisable for a cash amount as aforesaid.

    Under the Deferral Agreement, the Company's lenders and equipment lessors have the right to convert a certain portion of the amounts owed to them under the Deferral Agreement into shares of the Company's common stock at $5.77 per share. The maximum number of Shares issuable pursuant to the exercise of the rights contained in the Deferral Agreement is 1,743,559. This conversion right cannot be exercised if the Offer is consummated before March 31, 2000. In addition, the Company's Notes are convertible into shares of the Company's common stock at $8.325 per share. The maximum number of Shares issuable upon conversion of the Notes is 1,381,382.

    The Company shall take such action as is necessary to cause the ending date of the then current offering period under the Company's employee stock purchase plan to be prior to the Effective Time and to terminate such plan as of the Effective Time.

    INTERIM OPERATIONS; COVENANTS. Pursuant to the Merger Agreement, the Company has agreed that, except as expressly contemplated or provided by the Merger Agreement or in the Company Disclosure Letter delivered by the Company to Parent and Purchaser in connection with the Merger Agreement or consented to in writing by Parent (which consent in the case of certain provisions shall not be unreasonably denied), prior to the Effective Time, (i) the Company shall conduct, and it shall cause the Company Subsidiaries to conduct, its or their businesses in the ordinary course and consistent with past practice, and the Company shall, and it shall cause the Company Subsidiaries to, use its or their reasonable best efforts to preserve substantially intact its business organization, to keep available the services of its present officers and employees and to preserve the present commercial relationships of the Company and the Company Subsidiaries with persons with whom the Company or the Company Subsidiaries do significant business and (ii) without limiting the generality of the foregoing, neither the Company nor any of the Company Subsidiaries will:

        (A) amend or propose to amend its Articles of Incorporation or Bylaws (or similar organizational documents);

        (B) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any shares of, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any shares of, the capital stock or other securities of the Company or any of the Company Subsidiaries, including, but not limited to, any securities convertible into or exchangeable for shares of stock of any class of the Company or any of the Company Subsidiaries, except for (a) the issuance of shares pursuant to the exercise of Company Options outstanding on the date of the Merger Agreement in accordance with their present terms,
    (b) the issuance of shares pursuant to the Company Stock Purchase Plan as in effect on the date of the Merger Agreement, (c) the issuance of shares pursuant to the exercise of Company Warrants outstanding on the date of the Merger Agreement in accordance with their present terms or (d) the issuance of shares upon the conversion of the Notes in accordance with the indenture relating to the Notes on its present terms;

        (C) split, combine or reclassify any shares of its capital stock or declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than dividends to the Company or any Company Subsidiary (except that in no case may the Company or a Company Subsidiary declare or pay any cross-border dividends), make or allow any Company subsidiary to make any cross-border capital contributions, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any shares of its capital stock or other securities (other than the repurchase of 100,000 Shares from Matthew J. Bergeron, the Company's President and Chief Operating Officer, pursuant to that certain Stock Purchase Agreement dated
    December 22, 1998 between the Company and Mr. Bergeron);

        (D) (a) create or incur any indebtedness for borrowed money or issue any debt securities, except pursuant to the Credit Agreements, or (b) make any loans or advances, except in the ordinary course of business consistent with past practice;

        (E) (a) sell, pledge, dispose of or encumber any assets of the Company or of any Company Subsidiary (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice,
    (ii) pledges to secure debt permitted under paragraph (D),
    (iii) dispositions of obsolete or worthless assets, and (iv) sales of immaterial assets not in excess of $250,000 in the aggregate); (b) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof;
    (c) authorize any capital expenditures or purchases of fixed assets which are, in the aggregate, in excess of $250,000 from the date hereof until February 29, 2000; (d) assume, guarantee (other than guarantees of obligations of the Company Subsidiaries entered into in the ordinary course of business) or endorse or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business consistent with past practice; or
    (e) voluntarily incur any material liability or obligation (absolute, contingent or otherwise) except in the ordinary course of business consistent with past practice.

        (F) increase in any manner the compensation of any of its officers or employees (other than, except with respect to employees who are executive officers or directors, in the ordinary course of business reasonably consistent with past practice) or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any shareholder, officer, director, employee, consultant or affiliate other than, in any such case referred to above, as may be required by Law or as required pursuant to the terms of agreements in effect on the date of the Merger Agreement and other than arrangements with new employees (other than employees who will be officers of the Company) hired in the ordinary course of business consistent with past practice and providing for compensation (other than equity-based compensation) and other benefits consistent with those provided for similarly situated employees of the Company as of the date hereof;

        (G) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Company Subsidiary or the Company;

        (H) except as may be required as a result of a change in law or as required by the Commission, change any of the accounting principles or practices used by it;

        (I) make any tax election or settle or compromise any income tax liability;

        (J) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or other), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in, or contemplated by, the financial statements (or the notes thereto) of the Company contained in the Company SEC Filings filed prior to the date of the Merger Agreement or incurred in the ordinary course of business consistent with past practice;

        (K) except to the extent necessary for the exercise of its fiduciary duties by the Board of Directors of the Company as set forth in, and consistent with the provisions described under "No Solicitation" below, waive, amend or allow to lapse any term or condition of any confidentiality or "standstill" agreement to which the Company or any Company Subsidiary is a party; or

        (L) take, or agree in writing or otherwise to take, any of the foregoing actions or any action which would make any of the representations or warranties of the Company contained in the Merger Agreement untrue or incorrect in any material respect at or prior to the Effective Time.

The Merger Agreement further provides that the Company shall, and the Company shall cause each of the Company Subsidiaries to, comply with all Laws applicable to it or any of its properties, assets or business and to maintain in full force and effect all the Company Permits necessary for such business, except in any such case for any failure so to comply or maintain that would not reasonably be expected to result in a Material Adverse Effect.

    NO SOLICITATION. Pursuant to the Merger Agreement, the Company shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Company or any of the Company Subsidiaries, solicit or encourage the initiation of (including by way of furnishing information) any inquiries or proposals regarding any Company Takeover Proposal that if consummated would constitute an Alternative Transaction (as defined below). The Board of Directors of the Company is not prevented from (i) furnishing information to a third party which has made a BONA FIDE Company Takeover Proposal that is a Superior Proposal (as defined below) not solicited in violation of the Merger Agreement, provided that such third party has executed an agreement with confidentiality provisions substantially similar to those then in effect between the Company and an affiliate of Parent (the "Confidentiality Agreement") or (ii) subject to compliance with the other terms of the Merger Agreement's "No Solicitation" provision, considering and negotiating a BONA FIDE Company Takeover Proposal that is a Superior Proposal not solicited in violation of the Merger Agreement; PROVIDED THAT, as to each of clauses (i) and (ii), the Board of Directors of the Company reasonably determines in good faith (after due consultation with independent counsel, which may be Stoel Rives LLP) that it is or is reasonably likely to be required to do so in order to discharge properly its fiduciary duties. For purposes of the Merger Agreement, a "Superior Proposal" means any proposal made by a party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the equity securities of the Company entitled to vote generally in the election of directors or all the assets of the Company (other than a DE MINIMUS amount of assets not material to the conduct of the Company's business), on terms which the Board of Directors of the Company reasonably believes (after consultation with Financial Advisor, McDonald Investments or another financial advisor of nationally recognized reputation) to be more favorable from a financial point of view to its shareholders than the Offer and the Merger taking into account at the time of determination all factors relating to such proposed transaction deemed relevant by the Board of Directors of the Company, including, without limitation, the financing thereof, the proposed timing thereof and all other conditions thereto and any changes to the financial terms of the Merger Agreement proposed by Parent and Purchaser. "Alternative Transaction" means any of (i) a transaction pursuant to which any person (or group of persons) other than Parent or its affiliates (a "Third Party") acquires or would acquire more than 20% of the outstanding shares of any class of equity securities of the Company, whether from the Company or pursuant to a tender offer or exchange offer or otherwise,
(ii) a merger or other business combination involving the Company pursuant to which any Third Party acquires more than 20% of the outstanding equity securities of the Company or the entity surviving such merger or business combination, (iii) any transaction pursuant to which any Third Party acquires or would acquire control of assets (including for this purpose the outstanding equity securities of Company Subsidiaries and securities of the entity surviving any merger or business combination including any of the Company Subsidiaries) of the Company or any Company Subsidiaries having a fair market value (as determined by the Board of Directors of the Company in good faith) equal to more than 20% of the fair market value of all the assets of the Company and the Company Subsidiaries, taken as a whole, immediately prior to such transaction, or (iv) any other consolidation, business combination, recapitalization or similar transaction involving the Company or any of the Company Subsidiaries, other than the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that the term Alternative Transaction shall not include any acquisition of securities by a broker dealer in connection with a BONA FIDE public offering of such securities. Notwithstanding anything to the contrary contained in the Merger Agreement, prior to the Effective Time, the Company may, in connection with a possible Company Takeover Proposal, refer any third party to the "No Solicitation" and "Fees and Expenses" sections of the Merger Agreement and make a copy of these sections available to a third party.

    The Merger Agreement requires the Company to immediately notify Parent and Purchaser after receipt of any Company Takeover Proposal, or any modification of or amendment to any Company Takeover Proposal, or any request for nonpublic information relating to the Company or any of the Company Subsidiaries in connection with a Company Takeover Proposal or for access to the properties, books or records of the Company or any subsidiary by any person or entity that informs the Board of Directors of the Company or such subsidiary that it is considering making, or has made, a Company Takeover Proposal. Such notice to Parent and Purchaser shall be made orally and in writing, and shall indicate the identity of the person making the Company Takeover Proposal or intending to make the Company Takeover Proposal or requesting non-public information or access to the books and records of the Company, the terms of any such Company Takeover Proposal or modification or amendment to a Company Takeover Proposal, and whether the Company is providing or intends to provide the person making the Company Takeover Proposal with access to information concerning the Company as provided above. The Company shall also immediately notify Parent and Purchaser, orally and in writing, if it enters into negotiations concerning any Company Takeover Proposal.

    Except as set forth in the Merger Agreement, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or indicate publicly its intention to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of the Offer or the Merger, (ii) approve or recommend, or indicate publicly its intention to approve or recommend, any Company Takeover Proposal or
(iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "Company Acquisition Agreement") related to any Company Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the Effective Time the Board of Directors of the Company determines in good faith, after due consultation with outside counsel, that the failure to do so constitutes or is reasonably likely to constitute a breach of its fiduciary duties to the Company's shareholders under applicable law, the Board of Directors of the Company may approve or recommend a Superior Proposal and, in connection therewith, withdraw or modify its approval or recommendation of the Offer or the Company Proposals, but only at a time that is after the third business day following Parent's receipt of written notice advising Parent that the Board of Directors of the Company has received a Superior Proposal and, in the case of any previously received Superior Proposal that has been materially modified or amended, such modification or amendment and specifying the material terms and conditions of such Superior Proposal, modification or amendment.

    The Merger Agreement does not restrict the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Securities Exchange Act or from making any disclosure to the Company's shareholders if, in the good faith judgment of the Board of Directors of the Company, with the advice of outside counsel, failure so to disclose could be determined to be a breach of its fiduciary duties to the Company's shareholders under applicable law; PROVIDED, HOWEVER, that neither the Company nor its Board of Directors nor any committee thereof shall, except as permitted by the above, withdraw or modify, or indicate publicly its intention to withdraw or modify, its position with respect to the Offer or the Merger or approve or recommend, or indicate publicly its intention to approve or recommend, a Company Takeover Proposal.

    The Company shall advise its officers and directors and any investment banker or attorney retained by the Company in connection with the transactions contemplated by the Merger Agreement of the restrictions set forth above.

    INDEMNIFICATION AND INSURANCE. From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless all past and present officers and directors (the "Indemnified Parties") of the Company and of the Company Subsidiaries to the full extent such persons may be indemnified by the Company pursuant to Oregon law, the Company's Articles of Incorporation and Bylaws, as each is in effect on October 26, 1999, for acts and omissions
(x) arising out of or pertaining to the transactions contemplated by the Merger Agreement or arising out of the Offer Documents or (y) otherwise with respect to any acts or omissions occurring or arising at or prior to the Effective Time and shall advance reasonable litigation expenses incurred by such persons in connection with defending any action arising out of such acts or omissions, PROVIDED that such persons provide the requisite affirmations and undertaking, as set forth in applicable provisions of the OBCA.

    In addition, Parent will provide, or cause the Surviving Corporation to provide, for a period of not less than six years after the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring or arising at or prior to the Effective Time (the "D&O Insurance") that is no less favorable than the existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; PROVIDED, HOWEVER, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 200% of the annual premium currently paid by the Company for such insurance, but in such case shall purchase as much such coverage as possible for such amount.

    The Merger Agreement provides that the foregoing provisions are intended to benefit the Indemnified Parties and shall be binding on all successors and assigns of Parent, Purchaser, the Company and the Surviving Corporation. Parent has agreed to guarantee the performance by the Surviving Corporation of the indemnified obligations set forth above, which guaranty is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the bankruptcy or insolvency of the Surviving Corporation or any person. The Indemnified Parties shall be intended third-party beneficiaries of the foregoing provisions on indemnification and insurance.

    REPRESENTATIONS AND WARRANTIES. Pursuant to the Merger Agreement, the Company has made customary representations and warranties to Parent and Purchaser with respect to, among other things, its organization, capitalization, subsidiaries, authority relative to the Merger Agreement, governmental approvals with respect to the Merger Agreement, the absence of contractual or legal violations resulting from the Agreement, securities filings, financial statements, the absence of material adverse effects on the Company and certain other events since June 30, 1999, the absence of undisclosed liabilities, compliance with laws, governmental permits, litigation, material contracts, employee benefit plans, taxes, intellectual property, disclosure documents, labor matters, the absence of limitations on conduct of business, title to property, leased premises, environmental matters, insurance, product liability and recalls, customers, interested party transactions, finders and investment bankers, fairness opinion, takeover statutes, full disclosure, year 2000 readiness, absence of rights agreements and absence of certain unlawful payments.

    REASONABLE BEST EFFORTS. Under the Merger Agreement, each of the Company, Parent and Purchaser has agreed to use reasonable best efforts to take all actions and to do all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Merger Agreement, including, but not limited to, (i) obtaining all consents from governmental authorities and other third parties required for the consummation of the Offer and the Merger and the transactions contemplated thereby and
(ii) timely making all necessary filings under the HSR Act. The Company, Parent and Purchaser have also agreed to use reasonable best efforts to take all actions and to do all things necessary to satisfy the other conditions of the closing of the Merger.

    PUBLIC ANNOUNCEMENTS. So long as the Merger Agreement is in effect, the Company, on the one hand, and Parent and Purchaser, on the other, have agreed not to issue or cause the publication of any press release or any other announcement with respect to the Offer or the Merger or the transactions contemplated thereby without the consent of the other party (such consent not to be unreasonably withheld or delayed), except where such release or announcement is required by applicable law or pursuant to any applicable listing agreement with, or rules or regulations of, any stock exchange on which shares of the capital stock of the Company or Tyco, as the case may be, are listed or the NASD, or other applicable securities exchange, in which case the parties will consult prior to making the announcement.

    TERMINATION; FEES. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of the Company of the Merger herein:

        (a) by mutual written consent of Parent and the Company;

        (b) by either Parent or the Company if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement and such order, decree or ruling or other action shall have become final and nonappealable;

        (c) by Parent if:

           (i) the Company shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in the Merger Agreement, which breach or failure to perform is incapable of being cured or has not been cured within five days after the giving of written notice thereof to the Company (but not later than the expiration of the 20 business day period provided for the Offer above);

           (ii) any representation or warranty of the Company shall not have been true and correct when made (without for this purpose giving effect to qualifications of materiality contained in such representation and warranty), if such failure to be true and correct, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;

           (iii) any representation or warranty of the Company shall cease to be true and correct at any later date (without for this purpose giving effect to qualifications of materiality contained in such representation and warranty) as if made on such date (other than representations and warranties made as of a specified date) other than as a result of a breach or failure to perform by the Company of any of its covenants or agreements under the Merger Agreement if such failure to be true and correct, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; PROVIDED, HOWEVER, that such representation or warranty is incapable of being cured or has not been cured within five days after the giving of written notice thereof to the Company (but not later than the expiration of the 20 business day period provided for the Offer above);

    PROVIDED, HOWEVER, that the right to terminate the Merger Agreement pursuant to this clause (c) shall not be available to Parent if Purchaser or any other affiliate of Parent shall acquire Shares pursuant to the Offer;

        (d) by Parent if, whether or not permitted to do so by the Merger Agreement, (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer or any of the Company Proposals; (ii) the Board of Directors of the Company or any committee thereof shall have approved or recommended to the shareholders of the Company any Company Takeover Proposal or Alternative Transaction; (iii) the Board of Directors of the Company or any committee thereof shall have approved or recommended that the shareholders of the Company tender their Shares in any tender or exchange offer that is an Alternative Transaction;
    (iv) the Board of Directors of the Company or any committee thereof shall have taken any position or make any disclosures to the Company's shareholders permitted pursuant to the "No Solicitation" provisions of the Merger Agreement described above which has the effect of any of the foregoing; or (v) the Board of Directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions;

        (e) by either Parent or the Company if, as the result of the failure of the Minimum Condition or any of the other conditions set forth in
    Section 15, the Offer shall have terminated or expired in accordance with its terms without Purchaser having purchased any Shares pursuant to the Offer, PROVIDED that if the failure to satisfy any conditions set forth in
    Section 15 shall be a basis for termination of the Merger Agreement under any other clause of this section, a termination pursuant to this clause shall be deemed a termination under such other clause;

        (f) by either Parent or the Company if the Offer shall not have been consummated on or before February 29, 2000, PROVIDED that the right to terminate the Merger Agreement pursuant to this clause shall not be available to any party whose failure to perform any of its obligations under the Merger Agreement results in the failure of the Offer to be consummated by such time;

        (g) by the Company, if Parent or Purchaser shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform is incapable of being cured or has not been cured within five days after the giving of written notice thereof to Parent; or

        (h) by the Company, in order to accept a Superior Proposal, PROVIDED that the Board of Directors of the Company reasonably determines in good faith (after due consultation with independent counsel, which may be Stoel Rives LLP), that it is or is reasonably likely to be required to accept such proposal in order to discharge properly its fiduciary duties; the Company has given Parent three business days' advance notice of the Company's intention to accept such Superior Proposal; the Company shall in fact accept such proposal; the Company shall have paid the fee and expenses contemplated by the Merger Agreement; and the Company shall have complied in all respects with the provisions of the section regarding "No Solicitation."

    In the event of termination of the Merger Agreement and the abandonment of the Offer or the Merger, the Merger Agreement (other than certain sections) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal or financial advisors or other representatives); PROVIDED, HOWEVER, that no such termination shall relieve any party thereto from any liability for any willful breach of the Merger Agreement prior to termination. If the Merger Agreement is terminated as provided herein, each party shall use all reasonable best efforts to redeliver all documents, work papers and other material (including any copies thereof) of any other party relating to the transactions contemplated thereby, whether obtained before or after the execution hereof, to the party furnishing the same.

    The Company agrees that if the Merger Agreement is terminated pursuant to

        (i) the provisions described in clause (d) above;

        (ii) the provision described in clause (h) above; or

        (iii) the provision described in clause (e) or (f) above and, with respect to this clause (iii), (A) at the time of such termination, there shall be outstanding a BONA FIDE Company Takeover Proposal which has been made directly to the shareholders of the Company or has otherwise become publicly known or there shall be outstanding an announcement by any credible third party of a BONA FIDE intention to make an Acquisition Proposal (in each case whether or not conditional and whether or not such proposal shall have been rejected by the Board of Directors of the Company) or (B) an Alternative Transaction shall be publicly announced by the Company or any third party within 12 months following the date of such termination and such transaction shall at any time thereafter be consummated on substantially the terms theretofore announced, then the Company shall pay to Parent the sum of $5 million. Any payment required by this section shall be made as promptly as practicable but in no event later than two business days following termination of the Merger Agreement in the case of clause (i) above, upon termination of the Merger Agreement in the case of clause (ii) above and, in the case of clause (iii) above, upon consummation of such Company Takeover Proposal, and shall be made by wire transfer of immediately available funds to an account designated by Parent.

    The Company further agrees that if the Merger Agreement is terminated pursuant to clause (c)(i) above,

        (i) the Company will pay to Parent, as promptly as practicable but in no event later than two business days following termination of the Merger Agreement, the amount of all documented and reasonable costs and expenses incurred by Parent, Purchaser and their affiliates (including but not limited to fees and expenses of counsel and accountants and out-of-pocket expenses (but not fees) of financial advisors) in an aggregate amount not to exceed $500,000 in connection with the Merger Agreement or the transactions contemplated hereby ("Parent Expenses"); and

        (ii) in the event that the Company consummates a Company Takeover Proposal (whether or not solicited in violation of the Merger Agreement) which is publicly announced within one year from the date of termination of the Merger Agreement, the Company will pay to Parent the sum of $5 million, which payment shall be made not later than two business days following consummation of such Company Takeover Proposal.

    If the Merger Agreement is terminated pursuant to clause (c)(ii), the Company will pay to Parent, as promptly as practicable but in no event later than two business days following termination of the Merger Agreement, the Parent Expenses.

    GUARANTEE. Tyco has guaranteed the payment by Purchaser of the Per Share Amount and any other amounts payable by Purchaser pursuant to the Merger Agreement and has agreed to cause Purchaser to perform all of its other obligations under the Merger Agreement in accordance with its terms.

    SHAREHOLDER'S AGREEMENT

    As an inducement to Parent and the Purchaser entering into the Agreement with the Company, Robert L. Praegitzer (the "Shareholder"), who owns approximately 53.0% of the Shares on a diluted basis, has entered into a Shareholder's Agreement (the "Shareholder's Agreement") with Parent and the Purchaser.

    The following summary of certain provisions of the Shareholder's Agreement, a copy of which is filed as an exhibit to the Schedule 14D-1, is qualified in its entirety by reference to the text of the Shareholder's Agreement.

    AGREEMENT TO TENDER. The Shareholder has agreed that he shall tender his Shares in the Offer and that he shall not withdraw any Shares so tendered; PROVIDED, HOWEVER, that if the Shareholder is unable to tender any Shares that are pledged to KeyBank National Association ("KeyBank") the Shareholder shall not be obligated to tender such Shares; PROVIDED FURTHER that the Shareholder shall sell such Shares to Purchaser, and Purchaser shall purchase such Shares from the Shareholder, at the Per Share Amount prior to the Effective Time promptly upon termination of the pledge agreements between the Shareholder and KeyBank relating to such Shares. Purchaser hereby agrees that, if the Offer is consummated, it will satisfy the liabilities secured by the pledge of Shares to KeyBank prior to the Effective Time.

    The Shareholder shall tender his Shares (other than the Shares pledged to KeyBank) not later than fourteen business days following commencement of the Offer, other than with respect to the Shares subject to the CBL Insured Credit Facility Agreement (the "CBL Agreement") which shall be tendered not later than one business day prior to the initially scheduled expiration of the Offer; PROVIDED, HOWEVER, that if the Shares subject to the CBL Agreement are not tendered as aforesaid, any damages of Purchaser shall be limited to $5,000,000.

    In connection therewith, the Company has agreed with, and covenanted to, Parent that the Company shall not register the transfer of any certificate representing any of the Shareholder's Shares, unless such transfer is made to Parent or the Purchaser or otherwise in compliance with the Shareholder's Agreement.

    GRANT OF IRREVOCABLE PROXY. Subject to the provisions of the pledge agreements with KeyBank, the Shareholder has irrevocably granted to, and appointed, Parent and any individual designated by Parent as the Shareholder's proxy and attorney-in-fact, to vote the Shareholder's Shares, or grant a consent or approval in respect of the Shares, at any meeting of shareholders of the Company or in any other circumstances upon which the Shareholder's vote, consent or other approval is sought, against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, joint venture, recapitalization, dissolution, liquidation or winding up of or by the Company and (ii) any amendment of the Company's Articles of Incorporation or Bylaws or other proposal or transaction (including any consent solicitation to remove or elect any directors of the Company) involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify, or result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under or with respect to, the Offer, the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement.

    REPRESENTATIONS, WARRANTIES, COVENANTS AND OTHER AGREEMENTS. The Shareholder has made certain representations and warranties in the Shareholder's Agreement, including with respect to (i) ownership of his Shares, (ii) the authority to enter into and perform his obligations under the Shareholder's Agreement and the absence of required consents and statutory or contractual conflicts or violations, (iii) the absence of liens, claims, security interests, proxies, voting trusts or other arrangements or any other encumbrances on or in respect of the Shares, except for those disclosed to Purchaser (iv) finder's fees, and (v) an acknowledgment of Parent's reliance upon the Shareholder's execution of the Shareholder's Agreement in entering into, and causing Purchaser to enter into, the Merger Agreement. In addition, the Shareholder has agreed not to transfer, or consent to any transfer of any or all of the Shareholder's Shares or any interest therein (except as contemplated by the Shareholder's Agreement), enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of his Shares or any interest therein, grant any proxy, power-of-attorney or other authorization or consent in or with respect to the Shares or any interest therein except with respect to election of directors at the Company's annual meeting, deposit the Shares into a voting trust or enter into a voting arrangement or agreement with respect to the Shares or take any other action that would in any way restrict, limit or interfere with its obligations under the Shareholder's Agreement. The Shareholder has also agreed, directly or indirectly, not to solicit, initiate or encourage the submission of any Acquisition Proposal or participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal.

    TERMINATION. The Shareholder's Agreement, and all rights and obligations thereunder, shall terminate upon the earlier of (a) the date upon which the Merger Agreement is terminated in accordance with its terms or (b) the date that Parent or Purchaser shall have purchased and paid for the Shares of the Shareholder pursuant to the terms of the Shareholder's Agreement; PROVIDED, HOWEVER, that the termination of the Shareholder's Agreement shall not relieve any party of liability for breach of such agreement prior to its termination.

    14. DIVIDENDS AND DISTRIBUTIONS. As discussed in Section 13, the Merger Agreement provides that the Company will not take certain actions such as paying dividends on, or making any other distributions in respect of, any of its capital stock, splitting, combining, or reclassifying any of its capital stock or purchasing, redeeming, or otherwise acquiring any shares of capital stock of the Company.

    If on or after the date of the Merger Agreement and notwithstanding the provisions thereof, the Company should (i) split, combine or otherwise change the Shares or its capitalization, (ii) acquire presently outstanding Shares or otherwise cause a reduction in the number of outstanding Shares or (iii) issue or sell any shares of any class or any securities convertible into any such shares, or any rights, warrants or options to acquire any such shares or convertible securities (other than Shares issued pursuant to, and in accordance with the terms in effect on the date of the Merger Agreement of, stock options, warrants or convertible securities issued prior to such date), then, without prejudice to Purchaser's rights under the Merger Agreement, Purchaser (subject to the Merger Agreement), in its sole discretion, may make such adjustments in the Offer price and other terms of the Offer as it deems appropriate to reflect such action.

    If, on or after the date of the Merger Agreement and notwithstanding the provisions thereof, the Company should declare or pay any cash, non-cash or stock dividend or other distribution on, or issue any rights with respect to, the Shares, payable or distributable to shareholders of record on a date prior to the transfer to the name of Purchaser or its nominees or transferees on the Company's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to Purchaser's rights under the Merger Agreement,
(i) the price per Share payable by Purchaser pursuant to the Offer may, subject to the provisions of the Merger Agreement, in the sole discretion of Purchaser, be reduced by the amount of any such cash dividend or distribution and (ii) any non-cash dividend, distribution or right to be received by the tendering shareholders will (a) be received and held by the tendering shareholders for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer or (b) at the direction of Purchaser, be exercised for the benefit of Purchaser, in which case the proceeds of such exercise will promptly be remitted to Purchaser. Pending such remittance, Purchaser will be entitled, subject to applicable law, to all rights and privileges as owner of any such non-cash dividend, distribution or right or such proceeds and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by Purchaser in its sole discretion.

    15. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other term of the Offer or the Merger Agreement, provided that no Shares have theretofore been accepted for payment or paid for, Purchaser shall not be required to accept for payment or pay for, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) of the Exchange Act, any Shares and may terminate or amend the Offer, if (i) the conditions that there shall be validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which represents at least 51% of the total number of issued and outstanding Shares on a fully diluted basis (excluding, however, shares of the Company's common stock issuable (x) upon exercise of conversion rights pursuant to the Deferral Agreement and (y) upon exercise of Company Options that are not exercisable prior to March 1, 2000), shall not have been satisfied (the "Minimum Condition") or (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer or
(iii) at any time after the date of the Merger Agreement and before the time of payment for any such Shares (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer), any of the following conditions exists:

        (a) there shall be in effect an injunction or other order, decree, judgment or ruling by a Governmental Authority of competent jurisdiction or a Law shall have been promulgated, or enacted by a Governmental Authority of competent jurisdiction which in any such case (i) restrains or prohibits the making or consummation of the Offer or the consummation of the Merger,
    (ii) prohibits or restricts the ownership or operation by Parent (or any of its affiliates or subsidiaries) of any portion of the Company's business or assets or Tyco's business or assets related to the printed circuit board business, which is material to the printed circuit board business of all such entities taken as a whole or which would substantially deprive Parent and/or its affiliates or subsidiaries of the benefit of ownership of the Company's business or assets, or compels Parent (or any of its affiliates or subsidiaries) to dispose of or hold separate any portion of the Company's business or assets, or Tyco's business or assets relating to the printed circuit board business, which is material to the printed circuit board business of all such entities taken as a whole or which would substantially deprive Parent and/or its affiliates or subsidiaries of the benefit of ownership of the Company's business or assets, (iii) imposes material limitations on the ability of Purchaser effectively to acquire or to hold or to exercise full rights of ownership of the Shares, including, without limitation, the right to vote Shares purchased by Purchaser pursuant to the Offer or the Merger on all matters properly presented to the shareholders of the Company, or (iv) imposes any material limitations on the ability of Parent and/or its affiliates or subsidiaries effectively to control in any material respect the business and operations of the Company, or (v) seeks to restrict any future business activity by Parent (or any of its affiliates) relating to the printed circuit board business, including, without limitation, by requiring the prior consent of any person or entity (including any Governmental Authority) to future transactions by Parent (or any of its affiliates); or

        (b) there shall have been instituted, pending or threatened an action by a Governmental Authority seeking to restrain or prohibit the making or consummation of the Offer or the consummation of the Merger or to impose any other restriction, prohibition or limitation referred to in the foregoing paragraph (a); or

        (c) the Merger Agreement shall have been terminated by the Company or Parent in accordance with its terms; or

        (d) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in the Shares on the NASDAQ, (ii) a declaration of a banking moratorium or any general suspension of payments in respect of banks in the United States or (iii) in the case of any of the foregoing existing at the time of the execution of the Merger Agreement, a material acceleration or worsening thereof; or

        (e) Parent and the Company shall have agreed that Purchaser shall amend the Offer to terminate the Offer or postpone the payment for Shares pursuant thereto; or

        (f) any of the representations and warranties made by the Company in the Merger Agreement shall not have been true and correct in all material respects when made, or shall thereafter have ceased to be true and correct in all material respects as if made as of such later date (other than representations and warranties made as of a specified date) (in each case without for this purpose giving effect to qualifications of materiality contained in such representation and warranty), or the Company shall not in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it under the Merger Agreement, if such failure to be true and correct or such failure to perform, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, PROVIDED, HOWEVER, that such breach or failure to perform is incapable of being cured or has not been cured within five days after the giving of written notice thereof to the Company, PROVIDED, HOWEVER, that no such 5-day cure period shall require extension of the Offer beyond the initial 20 business days provided in the Merger Agreement; or

        (g) the Company's Board of Directors shall have modified or amended its recommendation of the Offer in any manner adverse to Parent or shall have withdrawn its recommendation of the Offer, or shall have recommended acceptance of any Company Takeover Proposal or shall have resolved to do any of the foregoing; or

        (h) (i) any new group shall have been formed which beneficially owns more than 15% of the outstanding Shares and which does not tender the Shares beneficially owned by it in the Offer; or (ii) any person/group (other than Parent or one or more of its affiliates) shall have entered into an agreement in principle or definitive agreement with the Company with respect to a tender or exchange offer for any Shares or a merger, consolidation or other business combination with or involving the Company; or

        (i) any change, development, effect or circumstance shall have occurred or be threatened that would reasonably be expected to have a Material Adverse Effect with respect to the Company; or

        (j) the Company shall commence a case under any chapter of Title XI of the United States Code or any similar law or regulation; or a petition under any chapter of Title XI of the United States Code or any similar law or regulation is filed against the Company which is not dismissed within 2 business days.

    The foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such condition and may be waived by Parent or Purchaser, in whole or in part, at any time and from time to time, in the sole discretion of Parent. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right shall be deemed an ongoing right which may be asserted at any time and from time to time.

    Should the Offer be terminated pursuant to the foregoing provisions, all tendered Shares not theretofore accepted for payment shall forthwith be returned to the tendering shareholders.

    16. CERTAIN LEGAL MATTERS.

    GENERAL. Except as described in this Section 16, based on a review of publicly available filings by the Company with the Commision and other publicly available information concerning the Company, neither Parent nor Purchaser is aware of any license or regulatory permit that appears to be material to the business of the Company and that might be adversely affected by Purchaser's acquisition of Shares pursuant to the Offer, or of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought, except as described below under "State Takeover Laws." While Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if required, would be obtained without substantial conditions or that adverse consequences would not result to the Company's business or that certain parts of the Company's business would not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser may decline to accept for payment or pay for any Shares tendered. See Section 15.

    STATE TAKEOVER LAWS. The Company and certain of its subsidiaries conduct business in a number of states throughout the United States, some of which have adopted laws and regulations applicable to offers to acquire shares of corporations that are incorporated or have substantial assets, shareholders and/or a principal place of business in such states. In EDGAR V. MITE CORP., the Supreme Court of the United States held that the Illinois Business Takeover Statute, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In CTS CORP. V. DYNAMICS CORP. OF AMERICA, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining shareholders, PROVIDED that such laws were applicable only under certain conditions, in particular, that the corporation has a substantial number of shareholders in and is incorporated under the laws of such state.

    The Company is incorporated under the laws of the State of Oregon. In general, Sections 60.825-60.845 of the OBCA ("Section 60.825") prevent an "interested shareholder" (including a person who owns or has the right to acquire 15% or more of the corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other actions) with an Oregon corporation for a period of three years following the date such person became an interested shareholder. The Board of Directors of the Company has taken all appropriate action so that neither Parent nor Purchaser is an "interested shareholder" pursuant to Section 60.825.

    The Company was subject to the Oregon Control Share Act (the "Control Share Act"). The Control Share Act generally provides that a person (the "Acquiror") who acquires voting stock of an Oregon corporation in a transaction (other than a transaction in which voting shares are acquired from the issuing public corporation) that results in the Acquiror holding more than 20%, 33 1/3% or 50% of the total voting power of the corporation (a "Control Share Acquisition") cannot vote the shares it acquires in the Control Share Acquisition except in certain circumstances. The Company's Board of Directors, at its meeting on October 25, 1999, amended the Company's Bylaws to provide that the Control Share Act shall not apply to the Company.

    Neither Parent nor Purchaser has determined whether any other state takeover laws and regulations will by their terms apply to the Offer, and, except as set forth above, neither Parent nor Purchaser has presently sought to comply with any state takeover statute or regulation. Parent and Purchaser reserve the right to challenge the applicability or validity of any state law or regulation purporting to apply to the Offer or the Merger, and neither anything in this Offer nor any action taken in connection herewith is intended as a waiver of such right. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that such statute is inapplicable or invalid as applied to the Offer or the Merger, Parent or Purchaser might be required to file certain information with, or to receive approval from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer.

    ANTITRUST. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by Purchaser pursuant to the Offer is subject to such requirements. See Section 15.

    Under the provisions of the HSR Act applicable to the purchase of Shares pursuant to the Offer, purchases may not be consummated until the expiration of a 15-calendar day waiting period after the filing of certain required information and documentary material with the Antitrust Division and the FTC with respect to the Offer (unless earlier terminated pursuant to a request therefor, which Parent will make). If, within such 15-day waiting period, either the Antitrust Division or the FTC requests additional information or documentary material relevant to the Offer from Parent, the waiting period will be extended for an additional period of 10 calendar days following the date of substantial compliance with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the rules promulgated under the HSR Act. Thereafter, such waiting period may be extended only by court order or by agreement of Parent. A request for additional information issued to the Company cannot extend the waiting period. Tyco, as the ultimate parent of Purchaser, expects to file a Notification and Report Form with respect to the Offer under the HSR Act on November 2, 1999, and, in such event, the required waiting period with respect to the Offer will expire at 11:59 p.m., New York City time, on November 17, 1999, unless Tyco receives a request for additional information or documentary material or the Antitrust Division or the FTC terminates the waiting period prior thereto.

    The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed purchase of Shares by Purchaser pursuant to the Offer. At any time before or after such purchase, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the transaction or seeking divestiture of the Shares so acquired or divestiture of substantial assets of Parent or its subsidiaries. Litigation seeking similar relief could also be brought by private persons and the state attorneys general.

    Based upon an examination of publicly available information relating to the businesses in which Tyco and the Company are engaged, Parent and Purchaser do not believe that consummation of the Offer will result in violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or, if such a challenge is made, what the result would be. See Section 15 for certain conditions to the Offer, including conditions with respect to certain judicial or governmental actions.

    17. FEES AND EXPENSES. Purchaser has retained Morrow & Co., Inc. to act as the Information Agent and ChaseMellon Shareholder Services, L.L.C. to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy and personal interview and may request brokers, dealers and other nominee shareholders to forward the Offer materials to beneficial owners. The Information Agent and the Depositary will receive reasonable and customary compensation for services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. Purchaser and Parent have also agreed to indemnify the Information Agent and the Depositary against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

    Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or any other person (other than to the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

    18. MISCELLANEOUS. The Offer is being made to all holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    No person has been authorized to give any information or make any representation on behalf of Parent, Purchaser or the Company not contained in this Offer to Purchase or in the related Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

    Parent and Purchaser have filed with the Commission a Tender Offer Statement on Schedule 14D-1, together with all exhibits thereto, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer. Such Tender Offer Statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission in the manner set forth in
Section 8 (except that they will not be available at the regional offices of the Commission).

                                                         T MERGER SUB (OR), INC.

November 1, 1999

                                    ANNEX I

                  CERTAIN INFORMATION CONCERNING THE DIRECTORS
               AND EXECUTIVE OFFICERS OF TYCO INTERNATIONAL LTD.

    The following table sets forth the name, current business address, present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director of Tyco, each executive officer of Tyco and certain executive officers of Tyco's subsidiaries. Unless otherwise indicated, positions held shown in the following table are positions with Tyco. Except as set forth below, each such person is a citizen of the United States of America. None of the listed persons, during the past five years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

                                                                             PRESENT PRINCIPAL
                                                                         OCCUPATION OR EMPLOYMENT
NAME AND POSITION HELD              CURRENT BUSINESS ADDRESS         AND FIVE-YEAR EMPLOYMENT HISTORY
----------------------           -------------------------------  ---------------------------------------
L. Dennis Kozlowski,             One Tyco Park                    Mr. Kozlowski has been Chairman of the
  Chairman of the Board,         Exeter, NH 03833                 Board of Directors, Chief Executive
  President and Chief Executive                                   Officer and President of Tyco since
  Officer                                                         July 1997. He was Chairman of the Board
                                                                  of Directors of Tyco (US) from January
                                                                  1993 to July 1997. He has been Chief
                                                                  Executive Officer of Tyco (US) since
                                                                  July 1992 and President of Tyco (US)
                                                                  since 1989.

Michael A. Ashcroft,             P.O. Box 1598                    Mr. Ashcroft has been Chairman of
  Director                       Belize City, Belize              Carlisle Holdings Limited (formerly BHI
                                                                  Corporation) (services company) since
                                                                  1987. He was Chairman of the Board of
                                                                  Directors and Chief Executive Officer
                                                                  of ADT Limited from 1984 to July 1997.
                                                                  Mr. Ashcroft is a citizen of Belize.

Joshua M. Berman,                919 Third Avenue                 Mr. Berman has been counsel to the law
  Director and Vice President    New York, NY 10022               firm of Kramer Levin Naftalis & Frankel
                                                                  LLP (counselors at law) since April
                                                                  1985. He has been Vice President of
                                                                  Tyco since July 1997.

Richard S. Bodman,               2 Wisconsin Circle               Mr. Bodman has been Managing General
  Director                       Suite 610                        Partner of AT&T Ventures LLC (venture
                                 Chevy Chase, MD 20815            capital) since May 1996. Previously, he
                                                                  was Senior Vice President, Corporate
                                                                  Strategy and Development, of AT&T
                                                                  Corporation (communications) from
                                                                  August 1990 to May 1996.

John F. Fort, III,               2003 Milford Street              Mr. Fort was Chairman of the Board and
  Director                       Houston, TX 77098                Chief Executive Officer of Tyco (US)
                                                                  from 1982 to 1992.

                                                                             PRESENT PRINCIPAL
                                                                         OCCUPATION OR EMPLOYMENT
NAME AND POSITION HELD              CURRENT BUSINESS ADDRESS         AND FIVE-YEAR EMPLOYMENT HISTORY
----------------------           -------------------------------  ---------------------------------------
Stephen W. Foss,                 380 Lafayette Road               Mr. Foss has been Chairman, President
  Director                       Hampton, NH 03842                and Chief Executive Officer of Foss
                                                                  Manufacturing Company, Inc.
                                                                  (manufacturer of synthetic fibers and
                                                                  non-woven fabrics) since 1969.

Philip M. Hampton,               152 West 57th Street             Mr. Hampton has been Co-Managing
  Director                       44th Floor                       Director of R.H. Arnold & Co.
                                 New York, NY 10022               (investment bank) since April 1997. He
                                                                  was Chairman of Metzler Corporation
                                                                  (investment bank) from October 1989 to
                                                                  March 1997.

James S. Pasman, Jr.,            29 The Trillium                  Mr. Pasman has been Director of CSAM
  Director                       Pittsburgh, PA 15238             Income Fund, Inc. (formerly BEA Income
                                                                  Fund, Inc.) since 1988. He has been
                                                                  Director of CSAM Strategic Global
                                                                  Income Fund, Inc. (formerly BEA
                                                                  Strategic Global Income Fund, Inc.)
                                                                  since 1988. He has been Director of BT
                                                                  Insurance Funds Trust since 1996,
                                                                  Director of Education Management Corp.
                                                                  since 1997, and Director of Warburg
                                                                  Pincus Funds since July 1999.

W. Peter Slusser,                One Citicorp Center              Mr. Slusser has been the President of
  Director                       Suite 5100                       Slusser Associates, Inc. (investment
                                 153 East 53rd Street             banking firm) since 1988.
                                 New York, NY 10022

Frank E. Walsh, Jr.,             330 South Street                 Mr. Walsh has been Chairman of the
  Director                       Morristown, NJ 07962-1975        Sandyhill Foundation (charitable
                                                                  organization) since August 1996.
                                                                  Previously, he was Chairman of Wesray
                                                                  Capital Corporation (investment firm)
                                                                  from October 1989 to January 1996.

Mark A. Belnick,                 One Tyco Park                    Mr. Belnick has been Executive Vice
  Executive Vice President and   Exeter, NH 03833                 President and Chief Corporate Counsel
  Chief Corporate Counsel                                         of Tyco since September 1998.
                                                                  Previously, he had been a senior
                                                                  partner with the international law firm
                                                                  of Paul, Weiss, Rifkind, Wharton &
                                                                  Garrison since 1987.

Jerry R. Boggess,                Three Tyco Park                  Mr. Boggess has been President of Tyco
  President of Tyco Fire and     Exeter, NH 03833                 Fire and Security Services since August
  Security Services                                               1993 and Vice President of Tyco (US)
                                                                  since February 1996.

                                                                             PRESENT PRINCIPAL
                                                                         OCCUPATION OR EMPLOYMENT
NAME AND POSITION HELD              CURRENT BUSINESS ADDRESS         AND FIVE-YEAR EMPLOYMENT HISTORY
----------------------           -------------------------------  ---------------------------------------
Neil R. Garvey,                  One Tyco Park                    Mr. Garvey has been President of Tyco
  President of Tyco Submarine    Exeter, NH 03833                 Submarine Systems Ltd. since July 1997.
  Systems Ltd.                                                    He was President of Simplex
                                                                  Technologies, a subsidiary of Tyco,
                                                                  from July 1995 to June 1997. He was
                                                                  Vice President of Sales and Marketing
                                                                  of Simplex Technologies, from June 1992
                                                                  to July 1995,

Robert P. Mead,                  Three Tyco Park                  Mr. Mead has been President of the Tyco
  President of the Tyco Flow     Exeter, NH 03833                 Flow Control Products group since May
  Control Products group                                          1993 and Vice President of Tyco (US)
                                                                  since August 1993.

Richard J. Meelia                One Tyco Park                    Mr. Meelia has been President of Tyco
  President of Tyco Healthcare   Exeter, NH 03833                 Healthcare Group (formerly the Kendall
  Group                                                           Company) since 1995. He was Group
                                                                  President of Kendall Healthcare
                                                                  Products Company from 1991 to 1995.

Mark H. Swartz,                  One Tyco Park                    Mr. Swartz has been Executive Vice
  Executive Vice President and   Exeter, NH 03833                 President and Chief Financial Officer
  Chief Financial Officer                                         of Tyco since July 1997. He has been
                                                                  Vice President and Chief Financial
                                                                  Officer of Tyco (US) since 1995. From
                                                                  1993 to 1995, he was Tyco (US)'s
                                                                  Director of Mergers and Acquisitions.

                                    ANNEX II
                  CERTAIN INFORMATION CONCERNING THE DIRECTORS
                        AND EXECUTIVE OFFICERS OF PARENT

    The following table sets forth the name, current business address, present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Parent. Each such person is a citizen of the United States of America. None of the listed persons, during the past five years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

                                                                             PRESENT PRINCIPAL
                                             CURRENT BUSINESS            OCCUPATION OR EMPLOYMENT
NAME AND POSITION HELD                           ADDRESS             AND FIVE-YEAR EMPLOYMENT HISTORY
----------------------                   ------------------------  -------------------------------------
Mark H. Swartz,                          One Tyco Park                               *
  Director and Vice President            Exeter, NH 03833

Irving Gutin,                            One Tyco Park             Mr. Gutin has been Senior Vice
  Director and Vice President            Exeter, NH 03833          President of Tyco (US) for more than
                                                                   the past five years

J. Brad McGee                            One Tyco Park             Mr. McGee has been Senior Vice
  Director and Vice President            Exeter, NH 03833          President-Investor Relations of Tyco
                                                                   (US) since April 1998. From July 1995
                                                                   to April 1998 he served as President
                                                                   of Tyco Specialty Products. From 1991
                                                                   to 1995 he served as Director of
                                                                   Financial Planning and Development
                                                                   for Tyco (US).

Neil R. Garvey,                          One Tyco Park                               *
  President                              Exeter, NH 03833

Mark A. Belnick,                         One Tyco Park                               *
  Vice President                         Exeter, NH 03833

Steven Gardner,                          One Tyco Park             Mr. Gardner has been President of
  Vice President                         Exeter, NH 03833          Tyco Printed Circuit Group since
                                                                   1996. Prior to that he was
                                                                   Vice-President of Sales and Marketing
                                                                   for Simplex Technologies.

Jeffrey D. Mattfolk,                     One Tyco Park             Mr. Mattfolk has been Senior Vice
  Vice President                         Exeter, NH 03833          President-Finance of Tyco (US) since
                                                                   April 1999. From 1997 to 1999 he
                                                                   served as Vice President-Mergers &
                                                                   Acquisitions of Tyco (US). From 1994
                                                                   to 1997 he served in various
                                                                   positions in Tyco (US).

------------------------

*   Please see the information set forth in Annex I.

                                   ANNEX III

                  CERTAIN INFORMATION CONCERNING THE DIRECTORS
                      AND EXECUTIVE OFFICERS OF PURCHASER

    The following table sets forth the name, current business address, present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Purchaser. Each such person is a citizen of the United States of America. None of the listed persons, during the past five years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

                                                                            PRESENT PRINCIPAL
                                           CURRENT BUSINESS             OCCUPATION OR EMPLOYMENT
NAME AND POSITION HELD                         ADDRESS              AND FIVE-YEAR EMPLOYMENT HISTORY
----------------------                 ------------------------  ---------------------------------------
L. Dennis Kozlowski,                   One Tyco Park                                *
  Director                             Exeter, NH 03833

Mark H. Swartz,                        One Tyco Park                                *
  Director and Vice President          Exeter, NH 03833

Irving Gutin,                          One Tyco Park                                *
  Director and Vice President          Exeter, NH 03833

Neil R. Garvey,                        One Tyco Park                                *
  President                            Exeter, NH 03833

Steven Gardner,                        One Tyco Park                                *
  Vice President                       Exeter, NH 03833

Jeffrey D. Mattfolk,                   One Tyco Park                                *
  Vice President                       Exeter, NH 03833

------------------------

*   Please see the information set forth in Annex I and Annex II.

                                     III-1

    Manually signed facsimile copies of the Letter of Transmittal will be accepted. Letters of Transmittal and certificates for Shares should be sent or delivered by each shareholder of the Company or his broker, dealer, commercial bank or trust company to the Depositary at one of its addresses set forth below:

                        THE DEPOSITARY FOR THE OFFER IS:

                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

         BY MAIL:                     BY HAND:               BY OVERNIGHT COURIER:            BY FACSIMILE:
  ChaseMellon Shareholder      ChaseMellon Shareholder      ChaseMellon Shareholder    (For Eligible Institutions
     Services, L.L.C.             Services, L.L.C.              Services, L.L.C                   Only)
       P.O. Box 3301           120 Broadway--3rd Floor       85 Challenger Road--            (201) 329-8936
South Hackensack, NJ 07606       New York, NY 10271            Mail Drop--Reorg.          CONFIRM BY TELEPHONE:
   Attn.: Reorganization        Attn.: Reorganization      Ridgefield Park, NJ 07660         (201) 296-4860
        Department                   Department              Attn.: Reorganization
                                                                  Department

    Any questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or the Depositary. Shareholders may also contact their brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                     [LOGO]

                           445 Park Avenue, 5th Floor
                            New York, New York 10022
                          Call Collect (212) 754-8000

                     Banks and Brokerage Firms Please Call:
                                 (800) 662-5200

                    SHAREHOLDERS PLEASE CALL (800) 566-9061